Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder of

United Air Lines, Inc.

We have audited the accompanying consolidated balance sheets of United Air Lines, Inc. (the “Company”) as of December 31, 2011 and December 31, 2010, and the related statements of consolidated operations, comprehensive income (loss), cash flows, and stockholder’s deficit for each of the two years in the period ended December 31, 2011. Our audits also included the financial statement schedule listed in the Index at Exhibit 99.3 for the years ended December 31, 2011 and 2010. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2011 and December 31, 2010, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the Company elected to change its method of accounting for frequent flyer award breakage in 2010.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for multiple deliverable revenue recognition as a result of the adoption of the amendments to the FASB Accounting Standards Codification resulting from Accounting Standards Update No. 2009-13, Multiple Deliverable Revenue Arrangements, effective January 1, 2011.

/s/ Ernst & Young LLP

Chicago, Illinois

February 22, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of

United Air Lines, Inc.

Chicago, Illinois

We have audited the accompanying statements of consolidated operations, consolidated comprehensive income (loss), consolidated stockholder’s deficit, and consolidated cash flows of United Air Lines, Inc. and subsidiaries (the “Company”) for the year ended December 31, 2009. Our audit also included the financial statement schedule for 2009 listed in the Index at Exhibit 99.3. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of the operations and the cash flows of United Air Lines, Inc. and subsidiaries for the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule for 2009, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2 (Reclassifications) to the consolidated financial statements, the accompanying 2009 financial statements have been retrospectively adjusted for the reclassifications.

As discussed in Note 10 to the consolidated financial statements, the disclosures in the accompanying 2009 financial statements have been retrospectively adjusted for a change in the composition of reportable segments.

/s/ Deloitte & Touche LLP
Chicago, Illinois

February 25, 2010, except for Note 2 (Reclassifications) and Note 10, as to which the date is February 22, 2011

UNITED AIR LINES, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS

(In millions)

	Year Ended December 31,
	2011	2010	2009
Operating revenue:
Passenger—Mainline	$14,153	$13,412	$11,313
Passenger—Regional	3,935	3,658	2,884

Total passenger revenue	18,088	17,070	14,197
Cargo	718	714	536
Special revenue item	88	—	—
Other operating revenue	2,261	1,994	1,626

	21,155	19,778	16,359

Operating expense:
Aircraft fuel	7,080	5,700	4,204
Salaries and related costs	4,172	4,212	3,919
Regional capacity purchase	1,574	1,610	1,523
Landing fees and other rent	1,028	1,077	1,011
Aircraft maintenance materials and outside repairs	1,160	980	965
Depreciation and amortization	921	903	917
Distribution expenses	748	756	670
Aircraft rent	323	326	349
Special charges	433	468	374
Other operating expenses	2,829	2,728	2,564

	20,268	18,760	16,496

Operating income (loss)	887	1,018	(137)

Nonoperating income (expense):
Interest expense	(595)	(695)	(577)
Interest capitalized	15	11	10
Interest income	10	11	19
Miscellaneous, net	(33)	42	41

	(603)	(631)	(507)

Income (loss) before income taxes	284	387	(644)
Income tax expense (benefit)	3	(12)	(16)

Net income (loss)	$281	$399	$(628)

The accompanying Combined Notes to Consolidated Financial Statements are an integral part of these statements.

UNITED AIR LINES, INC.

STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

(In millions)

	Year Ended December 31,
	2011	2010	2009
Net income (loss)	$281	$399	$(628)

Other comprehensive income (loss), net:
Net change related to employee benefit plans	29	(148)	(73)
Net change in gains (losses) on financial instruments	(248)	204	15

	(219)	56	(58)

Total comprehensive income (loss), net	$62	$455	$(686)

The accompanying Combined Notes to Consolidated Financial Statements are an integral part of these statements.

UNITED AIR LINES, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except shares)

	At December 31,
ASSETS	2011	2010
Current assets:
Cash and cash equivalents	$3,458	$4,665
Short-term investments	275	—

Total unrestricted cash, cash equivalents and short-term investments	3,733	4,665
Restricted cash	40	37
Receivables, less allowance for doubtful accounts (2011—$5; 2010—$5)	763	1,004
Aircraft fuel, spare parts and supplies, less obsolescence allowance (2011—$73; 2010—$61)	340	321
Deferred income taxes	348	373
Receivables from related parties	228	135
Prepaid expenses and other	447	366

	5,899	6,901

Operating property and equipment:
Owned—
Flight equipment	9,135	8,718
Other property and equipment	2,260	2,086

	11,395	10,804
Less—Accumulated depreciation and amortization	(3,359)	(2,717)

	8,036	8,087

Purchase deposits for flight equipment	57	51

Capital leases—
Flight equipment	1,458	1,741
Other property and equipment	67	49

	1,525	1,790
Less—Accumulated amortization	(548)	(453)

	977	1,337

	9,070	9,475

Other assets:
Intangibles, less accumulated amortization (2011—$534; 2010—$473)	2,283	2,343
Restricted cash	393	190
Other, net	600	719

	3,276	3,252

	$18,245	$19,628

(continued on next page)

UNITED AIR LINES, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except shares)

	At December 31,
LIABILITIES AND STOCKHOLDER’S DEFICIT	2011	2010
Current liabilities:
Advance ticket sales	$1,652	$1,536
Frequent flyer deferred revenue	1,484	1,703
Accounts payable	1,109	907
Accrued salaries and benefits	988	938
Current maturities of long-term debt	615	1,546
Current maturities of capital leases	122	249
Payables to related parties	104	63
Other	853	950

	6,927	7,892

Long-term debt	5,130	5,480
Long-term obligations under capital lease	735	858

Other liabilities and deferred credits:
Frequent flyer deferred revenue	2,018	2,321
Postretirement benefit liability	2,115	2,091
Pension liability	92	101
Advanced purchase of miles	1,442	1,159
Deferred income taxes	707	731
Other	983	972

	7,357	7,375

Commitments and contingencies

Stockholder’s deficit:
Common stock at par, $5 par value; authorized 1,000 shares; issued 205 shares at December 31, 2011 and 2010	—	—
Additional capital invested	3,432	3,421
Retained deficit	(5,208)	(5,489)
Accumulated other comprehensive income (loss)	(128)	91

	(1,904)	(1,977)

	$18,245	$19,628

The accompanying Combined Notes to Consolidated Financial Statements are an integral part of these statements.

UNITED AIR LINES, INC.

STATEMENTS OF CONSOLIDATED CASH FLOWS

(In millions)

	Year Ended December 31,
	2011	2010	2009
Cash Flows from Operating Activities:
Net income (loss)	$281	$399	$(628)

Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities—
Depreciation and amortization	921	903	917
Special charges, non-cash portion	36	166	374
Proceeds from lease amendment	—	—	160
Debt and lease discount amortization	56	93	97
Deferred income taxes	—	(12)	(16)
Share-based compensation	9	13	21
Other operating activities	77	83	48

Changes in operating assets and liabilities—
Increase (decrease) in frequent flyer deferred revenue and advanced purchase of miles	(235)	(126)	123
Increase in accounts payable	241	221	94
Increase (decrease) in other liabilities	200	262	(213)
Increase (decrease) in advance ticket sales	116	44	(38)
Increase in other current assets	(129)	(103)	(19)
(Increase) decrease in receivables	(123)	(160)	110
(Increase) decrease in fuel hedge collateral	(59)	10	955
Unrealized (gain) loss on fuel derivatives and change in related pending settlements	27	4	(1,007)

Net cash provided by operating activities	1,418	1,797	978

Cash Flows from Investing Activities:
Capital expenditures	(464)	(318)	(317)
(Increase) decrease in short-term and other investments, net	(269)	18	—
(Increase) decrease in restricted cash, net	(210)	68	(24)
Proceeds from sale of property and equipment	15	40	77
Aircraft purchase deposits paid, net	(6)	(42)	—
Proceeds from asset sale-leasebacks	—	—	175
Other, net	2	7	3

Net cash used in investing activities	(932)	(227)	(86)

Cash Flows from Financing Activities:
Payments of long-term debt	(1,456)	(1,667)	(793)
Principal payments under capital leases	(246)	(482)	(190)
Decrease in aircraft lease deposits	15	236	23
Increase in deferred financing costs	(8)	(33)	(49)
Proceeds from exercise of stock options	2	9	—
Proceeds from issuance of long-term debt	—	1,995	562
Capital contribution from parent	—	—	559
Other, net	—	1	(1)

Net cash provided by (used in) financing activities	(1,693)	59	111

Net increase (decrease) in cash and cash equivalents	(1,207)	1,629	1,003
Cash and cash equivalents at beginning of year	4,665	3,036	2,033

Cash and cash equivalents at end of year	$3,458	$4,665	$3,036

The accompanying Combined Notes to Consolidated Financial Statements are an integral part of these statements.

UNITED AIR LINES, INC.

STATEMENTS OF CONSOLIDATED STOCKHOLDER’S DEFICIT

(In millions)

	Common Stock	Additional Capital Invested	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 2008	—	$2,831	$(5,260)	$93	$(2,336)

Net loss	—	—	(628)	—	(628)
Other comprehensive loss	—	—	—	(58)	(58)
Capital contributions from parent	—	559	—	—	559
Share-based compensation	—	11	—	—	11

Balance at December 31, 2009	—	3,401	(5,888)	35	(2,452)

Net income	—	—	399	—	399
Other comprehensive income	—	—	—	56	56
Share-based compensation	—	12	—	—	12
Parent Company contribution related to stock plans	—	8	—	—	8

Balance at December 31, 2010	—	3,421	(5,489)	91	(1,977)

Net income	—	—	281	—	281
Other comprehensive loss	—	—	—	(219)	(219)
Share-based compensation	—	9	—	—	9
Parent Company contribution related to stock plans	—	2	—	—	2

Balance at December 31, 2011	—	$3,432	$(5,208)	$(128)	$(1,904)

The accompanying Combined Notes to Consolidated Financial Statements are an integral part of these statements.

UNITED CONTINENTAL HOLDINGS, INC.,

UNITED AIR LINES, INC. AND CONTINENTAL AIRLINES, INC.,

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

United Continental Holdings, Inc. (together with its consolidated subsidiaries, “UAL”) is a holding company and its principal, wholly-owned subsidiaries are United Air Lines, Inc. (together with its consolidated subsidiaries, “United”) and Continental Airlines, Inc. (together with its consolidated subsidiaries, “Continental”). All significant intercompany transactions are eliminated.

We sometimes use the words “we,” “our,” “us,” and the “Company” in this Form 10-K for disclosures that relate to all of UAL, United and Continental. As UAL consolidated United and Continental beginning October 1, 2010 for financial statement purposes, disclosures that relate to United or Continental activities also apply to UAL, unless otherwise noted. When appropriate, UAL, United and Continental are named specifically for their related activities and disclosures.

Continental

As a result of the application of the acquisition method of accounting, the Continental financial statements prior to October 1, 2010 are not comparable with the financial statements for periods on or after October 1, 2010. References to “Continental Successor” refer to Continental on or after October 1, 2010, after giving effect to the application of acquisition accounting. References to “Continental Predecessor” refer to Continental prior to October 1, 2010.

NOTE 1—MERGER

Merger

Description of Transaction

On May 2, 2010, UAL Corporation, Continental and JT Merger Sub Inc., a wholly-owned subsidiary of UAL Corporation, entered into an Agreement and Plan of Merger (the “Merger agreement”). On October 1, 2010, JT Merger Sub Inc. merged with and into Continental, with Continental surviving as a wholly-owned subsidiary of UAL Corporation (the “Merger”). Upon closing of the Merger, UAL Corporation became the parent company of both Continental and United and UAL Corporation’s name was changed to United Continental Holdings, Inc.

Pursuant to the terms of the Merger agreement, each outstanding share of Continental common stock was converted into and became exchangeable for 1.05 fully paid and nonassessable shares of UAL common stock with any fractional shares paid in cash. UAL issued approximately 148 million shares of UAL common stock to former holders of Continental Class B common stock (“Continental common stock”). Based on the closing price of $23.66 per share of UAL common stock on September 30, 2010, the last trading day before the closing of the Merger, the aggregate value of the consideration paid in connection with the Merger was approximately $3.7 billion.

The Merger was accounted for as a business combination using the acquisition method of accounting with Continental considered the acquiree. The acquisition method of accounting requires, among other things, that assets acquired and liabilities assumed be recognized on the balance sheet at their fair values as of the acquisition date. The acquisition values have been pushed down to Continental for its separate-entity financial statements as of October 1, 2010. The excess of the purchase price over the net fair value of assets and liabilities acquired was recorded as goodwill. Goodwill will not be amortized, but will be tested for impairment at least annually.

Expenses Related to the Merger

The Merger-related and integration expenses have been and are expected to be significant. While the Company has assumed that a certain level of expenses would be incurred, there are many factors that could affect the total amount or the timing of these expenses, and many of the expenses that will be incurred are, by their nature, difficult to estimate. These expenses could, particularly in the near term, exceed the financial benefits that the Company expects to achieve from the Merger and could result in the Company taking significant charges against earnings. For the year ended December 31, 2011, UAL, United and Continental incurred integration-related costs of $517 million, $360 million and $157 million, respectively. For the year ended December 31, 2010, UAL and United incurred Merger-related costs of $564 million and $363 million, respectively. Continental Successor and Continental Predecessor incurred Merger-related costs of $201 million and $29 million, respectively, in 2010. These costs are classified within special charges in the consolidated statement of operations. See Note 21 for additional information related to Merger and integration costs.

Pro-forma Impact of the Merger

The UAL unaudited pro-forma results presented below include the effects of the Continental acquisition as if it had been consummated as of January 1, 2009. The pro-forma results include the depreciation and amortization associated with the acquired tangible and intangible assets, lease fair value adjustments, elimination of any deferred gains or losses from other comprehensive income and the impact of income changes on profit sharing expense, among others. However, pro-forma results do not include any anticipated synergies or other expected benefits of the acquisition. Accordingly, the unaudited pro-forma financial information below is not necessarily indicative of either future results of operations or results that might have been achieved had the acquisition been consummated as of January 1, 2009 (in millions, except per share amounts):

	Year Ended December 31,
	2010	2009
Revenue	$33,946	$28,677
Net income (loss)	958	(689)
Basic earnings (loss) per share	3.02	(2.41)
Diluted earnings (loss) per share	2.62	(2.41)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

The following policies are applicable to UAL, United and Continental, except as noted below under Continental Predecessor Accounting Policies, for accounting policies followed by Continental Predecessor that are materially different than the Company’s accounting policies.

(a)	Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

(b)

Passenger Revenue Recognition—The value of unused passenger tickets are included in current liabilities as advance ticket sales. The Company records passenger ticket sales and tickets sold by other airlines for use on United or Continental as passenger revenue when the transportation is provided or upon estimated breakage. Tickets sold by other airlines are recorded at the estimated values to be billed to the other airlines. Non-refundable tickets generally expire on the date of the intended flight, unless the date is extended by notification from the customer on or before the intended flight date. Fees charged in association with changes or extensions to non-refundable tickets are recorded as other revenue at the time the fee is incurred. The fare on the changed ticket, including any additional collection, is deferred and recognized in accordance with our transportation revenue recognition policy at the time the transportation is provided. Change fees related to non-refundable tickets are considered a separate transaction from the air transportation because they represent a charge for the Company’s additional service to modify a previous sale. Therefore, the pricing of the change fee and the initial customer order are separately determined and represent distinct earnings processes. Refundable tickets expire after one year.

The Company records an estimate of breakage revenue on the flight date for tickets that will expire without usage. These estimates are based on the evaluation of actual historical results. The Company recognizes cargo and other revenue as service is provided.

Under our capacity purchase agreements with regional carriers, we purchase all of the capacity related to aircraft covered by the contracts and are responsible for selling all of the related seat inventory. We record the passenger revenue and related expenses as separate operating revenue and expense in the consolidated statement of operations.

In the separate financial statements of United and Continental, for tickets sold by one carrier but flown by the other, the carrier that operates the aircraft recognizes the associated revenue. See Note 20 for additional information regarding related party transactions.

Accounts receivable primarily consist of amounts due from credit card companies and customers of our aircraft maintenance and cargo transportation services. We provide an allowance for uncollectible accounts equal to the estimated losses expected to be incurred based on historical write-offs and other specific analyses. Bad debt expense and write-offs were not material for the years ended December 31, 2011, 2010 and 2009.

(c)	Frequent Flyer Accounting—United and Continental have frequent flyer programs that are designed to increase customer loyalty. Program participants earn mileage credits (“miles”) by flying on United, Continental and certain other participating airlines. Program participants can also earn miles through purchases from other non-airline partners that participate in the Company’s loyalty programs. We sell miles to these partners, which include credit card issuers, retail merchants, hotels, car rental companies, and our participating airline partners. Miles can be redeemed for free, discounted or upgraded air travel and non-travel awards. The Company records its obligation for future award redemptions using a deferred revenue model.

Miles Earned in Conjunction with Flights

In the case of the sale of air services, the Company recognizes a portion of the ticket sales as revenue when the air transportation occurs and defers a portion of the ticket sale representing the value of the related miles. The adoption of Accounting Standards Update 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force (“ASU 2009-13”) resulted in the revision of this accounting, effective January 1, 2011.

Under the Company’s prior accounting policy, the Company estimated the weighted average equivalent ticket value by assigning a fair value to the miles that were issued in connection with the sale of air transportation. The equivalent ticket value is a weighted average ticket value of each outstanding mile, based upon projected redemption patterns for available award choices when such miles are consumed. The fair value of the miles was deferred and the residual amount of ticket proceeds was recognized as passenger revenue at the time the air transportation was provided.

The Company began applying the new guidance in 2011 and determines the estimated selling price of the air transportation and miles as if each element is sold on a separate basis. The total consideration from each ticket sale is then allocated to each of these elements individually on a pro rata basis. The estimated selling price of miles is computed using an estimated weighted average equivalent ticket value that is adjusted by a sales discount that considers a number of factors, including ultimate fulfillment expectations associated with miles sold in flight transactions to various customer groups.

Generally, as compared to the historical accounting policy, the new accounting policy decreases the value of miles that the Company records as deferred revenue and increases the passenger revenue recorded at the time air transportation is provided. The application of the new accounting method to passenger ticket transactions resulted in the following estimated increases to revenue (in millions, except per share amounts):

	Year Ended December 31, 2011
	UAL	United	Continental
Operating revenue	$340	$215	$125
Per basic share	1.03	NM	NM
Per diluted share	0.89	NM	NM

Co-branded Credit Card Partner Mileage Sales

United and Continental also each have significant contracts to sell frequent flyer miles to their co-branded credit card partner, Chase Bank USA, N.A. (“Chase”). On June 9, 2011, these contracts were modified and the Company entered into The Consolidated Amended and Restated Co-Branded Card Marketing Services Agreement dated June 9, 2011, (the “Co-Brand Agreement”) with Chase.

The Company historically had two primary revenue elements, marketing and air transportation, in the case of miles sold to non-airline third parties. The Company applied the material modification provisions of ASU 2009-13 to the Co-Brand Agreement in June 2011 when the contract was amended. After the adoption of ASU 2009-13, the Company identified five revenue elements in the Co-Brand Agreement: the air transportation element represented by the value of the mile (generally resulting from its redemption for future air transportation); use of the United brand and access to frequent flyer member lists; advertising; baggage services; and airport lounge usage (together, excluding “the air transportation element”, the “marketing-related deliverables”).

The fair value of the elements is determined using management’s estimated selling price of each element. The objective of using the estimated selling price based methodology is to determine the price at which we would transact a sale if the product or service were sold on a stand-alone basis. Accordingly, we determine our best estimate of selling price by considering multiple inputs and methods including, but not limited to, discounted cash flows, brand value, volume discounts, published selling prices, number of miles awarded and number of miles redeemed. The Company estimated the selling prices and volumes over the term of the Co-Brand Agreement in order to determine the allocation of proceeds to each of the multiple elements to be delivered.

The estimated selling price of miles is calculated generally consistent with the methodology as described in Miles Earned in Conjunction with Flights, above.

Under accounting prior to the adoption of ASU 2009-13, the Company used an equivalent ticket value to determine the fair value of miles. The new guidance changed the allocation of arrangement consideration to the number of units of accounting; however, the pattern and timing of revenue recognition for those units did not change. The Company records passenger revenue related to the air transportation element when the transportation is delivered. The other elements are generally recognized as other operating revenue when earned. Pending new or materially modified contracts after January 1, 2011, certain other non-airline partners who participate in the loyalty programs and to which we sell miles remain subject to our historical residual accounting method.

Generally, as compared to the historical accounting policy, the new accounting policy decreases the value of the air transportation deliverable related to the Co-Brand Agreement that the Company records as deferred revenue (and ultimately, passenger revenue when redeemed awards are flown) and increases the value primarily of the marketing-related deliverables recorded in other revenue at the time these marketing-related deliverables are provided. The annual impact of this accounting change on operating revenue will decrease over time. Our ability to project the annual decline for each year is significantly impacted by credit card sales volumes, frequent flyer redemption patterns and other factors. Excluding the effects disclosed in the

“Special Revenue Item” section below, the impact of adoption of ASU 2009-13 resulted in the following estimated increases to revenue (in millions, except per share amounts):

	Year Ended December 31, 2011
	UAL	United	Continental
Operating revenue	$260	$180	$80
Per basic share	0.79	NM	NM
Per diluted share	0.68	NM	NM

Given the impact from the adoption of ASU 2009-13 on total revenue, there was a total impact on the Company’s profit sharing of approximately $90 million.

Special Revenue Item

The transition provisions of ASU 2009-13 require that the Company’s existing deferred revenue balance be adjusted retroactively to reflect the value of any undelivered element remaining at the date of contract modification as if we had been applying ASU 2009-13 since the initiation of the Co-Brand Agreement. We applied this transition provision by revaluing the undelivered air transportation element using its new estimated selling price as determined in connection with the contract modification. This estimated selling price was lower than the rate at which the undelivered element had been deferred under the previous contracts and, as a result, we recorded the following one-time non-cash adjustment to decrease frequent flyer deferred revenue and increase special revenue (in millions, except per share amounts):

	Year Ended December 31, 2011
	UAL	United	Continental
Special revenue item	$107	$88	$19
Per basic share	0.33	NM	NM
Per diluted share	0.28	NM	NM

Expiration of Miles

United accounts for miles sold and awarded that will never be redeemed by program members, which we referred to as “breakage,” using the redemption method. UAL reviews its breakage estimates annually based upon the latest available information regarding redemption and expiration patterns. During the first quarter of 2010, United obtained additional historical data, previously unavailable, which enabled it to refine its estimate of the amount of breakage in its population of miles, increasing the estimate of miles in the population expected to expire. Both the change in estimate and methodology have been applied prospectively effective January 1, 2010. UAL and United estimate these changes increased passenger revenue by approximately $250 million, or $1.21 per UAL basic share ($0.99 per UAL diluted share), in the year ended December 31, 2010.

The Company’s estimate of the expected expiration of miles requires significant management judgment. Current and future changes to expiration assumptions or to the expiration policy, or to program rules and program redemption opportunities, may result in material changes to the deferred revenue balance as well as recognized revenues from the programs.

Other Information

The following table summarizes information related to the Company’s frequent flyer deferred revenue (in millions, except rates):

	UAL	United	Continental
Frequent flyer deferred revenue at December 31, 2011	$5,658	$3,502	$2,156
% of miles earned expected to expire or go unredeemed	24%	24%	25%
Impact of 1% change in outstanding miles or estimated selling price on deferred revenue	$74	$33	$41

In 2011, the Company announced that MileagePlus will be the loyalty program for the Company beginning in 2012. Moving to a single loyalty program will be a significant milestone in the integration of the two airlines. Continental’s loyalty program will formally end in the first quarter of 2012 at which point United will automatically enroll OnePass members in MileagePlus and deposit into those MileagePlus accounts award miles equal to their OnePass award miles balance. The Company currently does not expect a material impact in redemptions when moving to a single loyalty program.

Also, effective January 1, 2012, United updated its estimated selling price for miles to the contractual rate at which we sell miles to our Star Alliance partners participating in reciprocal frequent flyer programs, as the estimated selling price for miles. Management believes this change is a change in estimate, and as such, the change will be applied prospectively effective January 1, 2012.

The following table provides additional information related to amounts recorded related to UAL’s frequent flyer programs (in millions):

Year Ended December 31,	Cash Proceeds from Miles Sold	Other Revenue Recognized Upon Award of Miles to Third-Party Customers (b)	Increase in Frequent Flyer Deferred Revenue for Miles Awarded (c)	Net Increase in Advanced Purchase of Miles (d)
2011 United	$1,823	$376	$1,249	$198
2011 Continental Successor	1,348	190	1,158	—

2011 UAL (a)	$3,171	$566	$2,407	$198

2010 United	$1,863	$300	$1,477	$86
2010 Continental Successor	293	31	262	—

2010 UAL (a)	$2,156	$331	$1,739	$86

2009 UAL / United	$1,703	$256	$1,377	$70

(a)	Continental’s results are included in UAL’s results from October 1, 2010 to December 31, 2011.
(b)	This amount represents other revenue recognized during the period from the sale of miles to third parties, representing the marketing services component of the sale.
(c)	This amount represents the increase to frequent flyer deferred revenue during the period.
(d)	This amount represents the net increase in the advance purchase of miles obligation due to cash payments for the sale of miles in excess of miles awarded to customers.

See Note 19 for additional information related to the Company’s frequent flyer program. Continental frequent flyer program accounting changed significantly as a result of the Merger. See Continental Predecessor Accounting Policies, below, for the Continental Predecessor policy.

(d)	Cash and Cash Equivalents and Restricted Cash—Cash in excess of operating requirements is invested in short-term, highly liquid investments. Investments with a maturity of three months or less on their acquisition date are classified as cash and cash equivalents. Investments in debt securities classified as available-for-sale are stated at fair value. The gains or losses from changes in the fair value of available-for-sale securities are included in other comprehensive income.

Restricted cash primarily includes cash collateral associated with workers’ compensation obligations, reserves for institutions that process credit card ticket sales and cash collateral received from fuel hedge counterparties. Restricted cash, cash equivalents and investments are classified as short-term or long-term in the consolidated balance sheet based on the expected timing of return of the assets to the Company. Airline industry practice includes classification of restricted cash flows as either investing cash flows or operating cash flows. Cash flows related to restricted cash activity are classified as investing activities because the Company considers restricted cash arising from these activities similar to an investment. UAL’s cash inflows (outflows) associated with its restricted cash balances for the years ended December 31, 2011, 2010 and 2009 were $(185) million, $68 million and $(19) million, respectively.

(e)	Short-term Investments—Short-term investments are classified as available-for-sale and are stated at fair value. Realized gains and losses on sales of investments are reflected in nonoperating income (expense) in the consolidated statements of operations. Unrealized gains and losses on available-for-sale securities are reflected as a component of accumulated other comprehensive income/loss.

(f)	Aircraft Fuel, Spare Parts and Supplies—The Company accounts for fuel and aircraft spare parts and supplies at average cost and provides an obsolescence allowance for aircraft spare parts and supplies.

(g)	Property and Equipment—The Company records additions to owned operating property and equipment at cost when acquired. Property under capital leases and the related obligation for future lease payments are recorded at an amount equal to the initial present value of those lease payments. Modifications that enhance the operating performance or extend the useful lives of airframes or engines are capitalized as property and equipment.

Depreciation and amortization of owned depreciable assets is based on the straight-line method over the assets’ estimated useful lives. Leasehold improvements are amortized over the remaining term of the lease, including estimated facility renewal options when renewal is reasonably assured at key airports, or the estimated useful life of the related asset, whichever is less. Properties under capital leases are amortized on the straight-line method over the life of the lease or, in the case of certain aircraft, over their estimated useful lives, whichever is shorter. Amortization of capital lease assets is included in depreciation and amortization expense. The estimated useful lives of property and equipment are as follows:

Estimated Useful Life (in years)
Aircraft and related rotable parts	27 to 30
Buildings	25 to 45
Other property and equipment	4 to 15
Computer software	5
Building improvements	1 to 40

As of December 31, 2011, UAL, United and Continental had a carrying value of computer software of $361 million, $103 million and $258 million, respectively. For the year ended December 31, 2011, UAL, United and Continental depreciation expense related to computer software was $133 million, $91 million and $42 million, respectively. Aircraft parts were assumed to have residual values with a range of 7% to 11% of original cost, depending on type, and other categories of property and equipment were assumed to have no residual value.

(h)	Maintenance and Repairs—The cost of maintenance and repairs, including the cost of minor replacements, is charged to expense as incurred, except for costs incurred under our power-by-the-hour engine maintenance agreements, which are expensed based upon the number of hours flown.

(i)	Lease Fair Value Adjustments—Lease fair value adjustments are amortized on a straight line basis over the related lease term.

(j)	Regional Capacity Purchase—Payments made to regional carriers under capacity purchase agreements are reported in regional capacity purchase in our consolidated statement of operations. As of December 31, 2011, United has call options on 196 regional jet aircraft currently being operated by certain regional carriers. At December 31, 2011, none of the call options were exercisable because none of the required conditions to make an option exercisable by United were met.

(k)	Advertising—Advertising costs, which are included in other operating expenses, are expensed as incurred. Advertising expenses for the three years ended December 31 were as follows (in millions):

	UAL	United	Continental Successor	Continental Predecessor
2011	$142	$73	$69	N/A
2010	90	67	23	$74
2009	44	44	N/A	102

(l)	Intangibles—The Company has finite-lived and indefinite-lived intangible assets, including goodwill. As of December 31, 2011, goodwill represents the excess purchase price over the fair values of tangible and identifiable intangible assets acquired and liabilities assumed from Continental in the Merger. Finite-lived intangible assets are amortized over their estimated useful lives. Goodwill and indefinite-lived intangible assets are not amortized but are reviewed for impairment annually or more frequently if events or circumstances indicate that the asset may be impaired. Goodwill and indefinite-lived assets are reviewed for impairment on an annual basis as of October 1, or on an interim basis whenever a triggering event occurs.

In addition to indefinite-lived intangible assets being recorded at the UAL level, such asset values are allocated to Continental and United for their separate company reporting. In most cases, these indefinite-lived assets are separately associated with and directly assignable to a specific separate company. In cases where the asset is shared between the companies, a prorate allocation was performed based on historical financial and operating measures. This resulted in a fair value allocation of such assets to Continental and United of 44% and 56%, respectively. Any impairment charges resulting from the testing of the fair values of these indefinite-lived intangible assets are also assigned to the applicable company using the same methodology; the impairment charge is recognized at the company to which the asset is assigned. See Notes 4 and 21 for additional information related to intangibles, including impairments recognized in 2011, 2010 and 2009.

(m)	Long-Lived Asset Impairments—The Company evaluates the carrying value of long-lived assets and intangible assets subject to amortization whenever events or changes in circumstances indicate that an impairment may exist. For purposes of this testing, the Company has generally identified the aircraft fleet type as the lowest level of identifiable cash flows for purposes of testing aircraft for impairment. An impairment charge is recognized when the asset’s carrying value exceeds its net undiscounted future cash flows and its fair market value. The amount of the charge is the difference between the asset’s carrying value and fair market value. See Note 21 for information related to asset impairments recognized in 2010 and 2009.

(n)	Share-Based Compensation—The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The resulting cost is recognized over the period during which an employee is required to provide service in exchange for the award, usually the vesting period. Obligations for cash-settled restricted stock units are remeasured at fair value throughout the requisite service period on the last day of each reporting period based upon the Company’s stock price. In addition to the service requirement, cash-settled performance-based restricted stock units have performance metrics that must be achieved prior to vesting. These awards are accrued based on the expected level of achievement at each reporting period. A cumulative adjustment is recorded to adjust compensation expense based on the current fair value of the awards and expected level of achievement for the performance-based awards. See Note 7 for additional information on the Company’s share-based compensation plans.

(o)	Ticket Taxes—Certain governmental taxes are imposed on the Company’s ticket sales through a fee included in ticket prices. The Company collects these fees and remits them to the appropriate government agency. These fees are recorded on a net basis (excluded from operating revenue).

(p)	Retirement of Leased Aircraft—The Company accrues for estimated lease costs over the remaining term of the lease at the present value of future minimum lease payments, net of estimated sublease rentals (if any), in the period that aircraft are permanently removed from service. When reasonably estimable and probable, the Company estimates maintenance lease return condition obligations for items such as minimum aircraft and engine conditions specified in leases and accrues these amounts over the lease term while the aircraft are operating, and any remaining unrecognized estimated obligations are accrued in the period that an aircraft is removed from service.

(q)

Uncertain Income Tax Positions—The Company has recorded reserves for income taxes and associated interest that may become payable in future years. Although management believes that its positions taken on income tax matters are reasonable, the Company nevertheless has established tax and interest reserves in recognition that various taxing authorities may challenge certain of the positions taken by the Company, potentially resulting in additional liabilities for taxes and interest. The Company’s uncertain tax position reserves are reviewed periodically and are adjusted as events occur that affect its estimates, such as the availability of new information, the lapsing of applicable statutes of limitation, the conclusion of tax audits, the measurement of additional estimated liability, the identification of new tax matters, the release of administrative tax guidance affecting its estimates of tax liabilities, or the rendering of relevant court decisions. See Note 8 for further information related to uncertain income tax positions.

(r)	Reclassifications—During 2011, UAL and United corrected the classification of certain expenses associated with non-air redemption of frequent flyer miles for awards which were previously reported on a net basis in revenue in their 2010 consolidated statements of operations to reclassify them from passenger revenue to other operating expenses. In addition, UAL, United and Continental Successor changed their classification of 2010 third party revenue associated with non-air redemptions to reclassify it from passenger revenue to other operating revenue. As a result, these changes decreased passenger revenue and increased either other operating revenue or other operating expenses by a like amount in each period but had no effect on earnings. Amounts originally reported in UAL’s 2010 Annual Report on Form 10-K that have been reclassified are shown below (in millions):

	Year Ended December 31, 2010
	As Reclassified	Historical
Operating revenue:
Passenger—Mainline	$16,019	$16,069
Passenger—Regional	4,217	4,229
Other operating revenue	2,257	2,099

	$22,493	$22,397

Operating expense:
Other operating expenses	$3,266	$3,170

UAL and United did not reclassify its 2009 amounts as they were insignificant. There are no significant differences in the impact of the United reclassifications as compared to the UAL reclassifications above. Continental Successor’s reclassifications related to third party revenue were insignificant and are presented within its 2010 consolidated statements of operations.

UAL and United

In 2010, UAL and United changed their classification of certain revenue and expenses in their statements of consolidated operations. Baggage fees, unaccompanied minor fees and miscellaneous fees moved from mainline and regional passenger revenue to other operating revenue. Purchased services and cost of third party sales moved from separate line items to other operating expenses. Salaries and related costs, aircraft fuel, depreciation and amortization, landing fees and distribution expenses related to regional expenses were reclassified from regional capacity purchase to their separate line items. Amounts originally reported in UAL’s 2009 Annual Report on Form 10-K that have been reclassified are shown below (in millions):

	For the Year Ended December 31, 2009
	As Reclassified	Historical
Operating revenue:
Passenger—Mainline	$11,313	$11,910
Passenger—Regional	2,884	3,064
Other operating revenue	1,602	825

	$15,799	$15,799

	For the Year Ended December 31, 2009
	As Reclassified	Historical
Operating expense:
Aircraft fuel	$4,204	$3,405
Salaries and related costs	3,919	3,773
Regional capacity purchase	1,523	2,939
Landing fees and other rent	1,011	905
Depreciation and amortization	917	902
Distribution expenses	670	534
Other operating expenses	2,567	956
Purchased services	—	1,167
Cost of third party sales	—	230

	$14,811	$14,811

There are no significant differences in the impact of the United reclassifications as compared to the UAL reclassifications above.

Continental Predecessor Accounting Policies

The following summarizes Continental Predecessor accounting policies that materially differ from the Company’s accounting policies, described above.

Revenue Recognition—Continental Predecessor recognized passenger revenue for ticket breakage when the ticket expired unused.

Property and Equipment—Property and equipment was recorded at cost and was depreciated to estimated residual value over its estimated useful life using the straight-line method. Jet aircraft and rotable spare parts were assumed to have residual values of 15% and 10%, respectively, of original cost; other categories of property and equipment were assumed to have no residual value. The estimated useful lives of Continental property and equipment were as follows:

Estimated Useful Life
Jet aircraft and simulators	25 to 30 years
Rotable spare parts	Average lease term or useful life for related aircraft
Buildings and improvements	10 to 30 years
Vehicles and equipment	5 to 10 years
Computer software	3 to 5 years

Frequent Flyer Accounting—Continental accounted for mileage credits earned by flying on Continental under an incremental cost model, rather than a deferred revenue model. For those frequent flyer accounts that had sufficient mileage credits to claim the lowest level of free travel, Continental recorded a liability for either the estimated incremental cost of providing travel awards that were expected to be redeemed for travel on Continental or the contractual rate of expected redemption on alliance carriers. Incremental cost included the cost of fuel, meals, insurance and miscellaneous supplies, less any fees charged to the passenger for redeeming the rewards, but did not include any costs for aircraft ownership, maintenance, labor or overhead allocation. The liability was adjusted periodically based on awards earned, awards redeemed, changes in the incremental costs and changes in the frequent flyer program. Changes in the liability were recognized as passenger revenue in the period of change.

NOTE 3—RECENTLY ISSUED ACCOUNTING STANDARDS

In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2011-09 (“ASU 2011-09”), Disclosures about an Employer’s Participation in a Multiemployer Plan. This update requires additional disclosures, both quantitative and qualitative, about an employer’s participation in a multiemployer pension plan. Some of the required disclosures include the plan names and identifying numbers of the significant multiemployer plans in which an employer participates, the level of an employer’s participation in significant multiemployer plans, the financial health of significant multiemployer plans, and the nature of employer commitments to the plan. ASU 2011-09 is effective for the Company’s annual reporting period ended December 31, 2011 and the required disclosures are disclosed in Note 9.

In September 2011, the FASB issued Accounting Standards Update No. 2011-08 (“ASU 2011-08”), Testing Goodwill for Impairment. This update permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. Previous guidance requires an entity to test goodwill for impairment, on at least an annual basis, by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit is less than its carrying amount, then the second step of the test must be performed to measure the amount of the impairment loss, if any. ASU 2011-08 is effective for the Company for annual and interim periods beginning January 1, 2012. The Company does not expect the adoption of ASU 2011-08 to have a material impact on its results of operations or financial position.

In June 2011, the FASB issued Accounting Standards Update No. 2011-05 (“ASU 2011-05”), Presentation of Comprehensive Income. This guidance eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity and requires all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. ASU 2011-05 is effective for fiscal years, and interim periods within those years, beginning January 1, 2012 and should be applied retrospectively. As permitted, the Company elected to early adopt ASU 2011-05 during 2011 and the two-statement approach is presented within this report. The adoption of this guidance only relates to the presentation of comprehensive income.

NOTE 4—GOODWILL AND OTHER INTANGIBLE ASSETS

The following table presents information about the Company’s goodwill and other intangible assets at December 31 (in millions):

		2011		2010
UAL	Asset life (a)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Goodwill		$4,523		$4,523

Amortized intangible assets
Airport slots and gates		$100	$61	$117	$49
Hubs		145	44	145	36
Patents and tradenames		108	86	108	73
Frequent flyer database		1,177	381	1,177	279
Contracts		167	64	167	53
Other		109	34	108	14

Total		$1,806	$670	$1,822	$504

Unamortized intangible assets
Airport slots and gates		$1,011		$997
Route authorities		1,606		1,606
Tradenames and logos		593		593
Alliances		404		404

Total		$3,614		$3,600

United		2011		2010
Amortized intangible assets
Airport slots and gates	9	$72	$52	$72	$45
Hubs	20	145	44	145	36
Patents	3	70	70	70	70
Frequent flyer database	21 (b)	521	296	521	261
Contracts	13	140	60	140	52
Other	7	13	12	12	9

Total		$961	$534	$960	$473

Unamortized intangible assets
Airport slots		$201		$201
Route authorities		1,117		1,117
Tradenames		420		420
Alliances		118		118

Total		$1,856		$1,856

Continental		2011		2010
Goodwill		$4,523		$4,523

Amortized intangible assets
Airport slots	4	$28	$9	$45	$4
Frequent flyer database	23 (b)	656	85	656	18
Tradenames	3	38	16	38	3
Contracts	10	27	4	27	1
Other	27	96	22	96	5

Total		$845	$136	$862	$31

Unamortized intangible assets
Airport slots		$812		$796
Route authorities		489		489
Alliances		286		286
Tradenames and logos		173		173

Total		$1,760		$1,744

(a)	Weighted average life expressed in years. UAL is covered by the weighted average of each of its individual subsidiaries.
(b)	The United and Continental frequent flyer databases are amortized based on an accelerated amortization schedule to reflect utilization of the assets. Estimated cash flows correlating to the expected attrition rate of customers in the frequent flyer databases were considered in the determination of the amortization schedules.

The following table presents information related to the Company’s actual and expected future amortization expense (in millions):

Actual Amortization:	UAL	United	Continental Successor	Continental Predecessor
2011	$169	$61	$108
2010	96	65	31	$11
2009	69	69		14

Projected Amortization:
2012	$122	$55	$67
2013	142	52	90
2014	129	46	83
2015	106	37	69
2016	91	34	57

See Note 21 for information related to impairment of intangible assets.

NOTE 5—COMMON STOCKHOLDERS’ EQUITY AND PREFERRED SECURITIES

UAL

At December 31, 2011, approximately 73 million shares of UAL common stock were reserved for future issuance related to the conversion of convertible debt securities and the issuance of equity based awards under UAL’s incentive compensation plans.

As of December 31, 2011, UAL had two shares of junior preferred stock (par value $0.01 per share) outstanding. In addition, UAL is authorized to issue 250 million shares of preferred stock (without par value) under UAL’s amended and restated certificate of incorporation.

In 2010, approximately nine million shares of UAL common stock were issued upon the redemption of Continental’s $175 million aggregate principal amount of 5% Convertible Notes due 2023. See Note 14 for additional information related to this transaction.

In October 2010, approximately 148 million shares of UAL common stock were issued to Continental stockholders in exchange for Continental common stock in connection with the Merger. See Note 1 for additional information related to this transaction.

During 2009, UAL issued 7 million shares of its common stock, generating net proceeds of $75 million.

In addition, UAL sold 19 million shares of UAL common stock in an underwritten, public offering for a price of $7.24 per share in October 2009. The Company received approximately $132 million of net proceeds from this issuance. UAL contributed the proceeds from both its equity offering program and its 19 million common stock issuance to United, as further discussed in Note 20.

Continental

In connection with the Merger, on October 1, 2010, all outstanding 141 million shares of Continental common stock were converted into and exchanged for 1.05 fully paid and nonassessable shares of UAL common stock with any fractional shares paid in cash. The shares of Continental common stock that were acquired by UAL were subsequently canceled and replaced with 1,000 shares of common stock ($0.01 par value), all of which are owned by UAL as of December 31, 2011.

In August 2009, Continental completed a public offering of 14 million shares of its Continental common stock at a price of $11.20 per share, raising net proceeds of $158 million. Proceeds were used for general corporate purposes.

NOTE 6—EARNINGS (LOSS) PER SHARE

The computations of UAL’s basic and diluted earnings (loss) per share and the number of securities that have been excluded from the computation of diluted earnings per share amounts because they were antidilutive are set forth below (in millions, except per share amounts):

	2011	2010	2009
Basic earnings (loss) per share:
Net income (loss)	$840	$253	$(651)
Less: Income allocable to participating securities	(3)	(1)	—

Earnings (loss) available to common stockholders	$837	$252	$(651)

Basic weighted-average shares outstanding	329	207	151

Earnings (loss) per share, basic	$2.54	$1.22	$(4.32)

Diluted earnings (loss) per share:
Earnings (loss) available to common stockholders	$837	$252	$(651)
Effect of United 6% senior convertible notes	18	18	—
Effect of Continental 4.5% convertible notes	9	2	—
Effect of Continental 5% convertible notes	—	1	—

Earnings (loss) available to common stockholders including the effect of dilutive securities	$864	$273	$(651)

Basic weighted-average shares outstanding	329	207	151
Effect of United 6% senior convertible notes	40	40	—
Effect of Continental 4.5% convertible notes	12	3	—
Effect of employee stock options	2	2	—
Effect of Continental 5% convertible notes	—	1	—

Diluted weighted-average shares outstanding	383	253	151

Earnings (loss) per share, diluted	$2.26	$1.08	$(4.32)

Potentially dilutive shares excluded from diluted per share amounts:
United 4.5% senior limited-subordination convertible notes	11	22	22
Stock options	5	9	7
Continental 6% convertible junior subordinated debentures	4	1	—
Restricted shares	1	—	1
United 5% senior convertible notes	—	3	3
United 6% senior convertible notes	—	—	40

	21	35	73

The adjustments to earnings (loss) available to common stockholders are net of the related effect of profit sharing and income taxes, where applicable.

UAL’s 6% Senior Notes due 2031, with a principal amount of $652 million outstanding as of December 31, 2011, can be redeemed, and the $125 million of UAL’s 8% Contingent Senior Unsecured Notes, which UAL issued in January 2012, are redeemable when issued with either cash or shares of UAL common stock, or in the case of mandatory redemption, a combination thereof, at UAL’s option. These notes are not included in the diluted earnings per share calculation because it is UAL’s intent to redeem these notes with cash if UAL were to decide to redeem these notes. See Note 14 for additional information.

During 2011, UAL repurchased at par value approximately $570 million of the $726 million outstanding principal amount of its 4.5% Senior Limited-Subordination Convertible Notes due 2021 with cash after the notes were put to UAL by the noteholders. For the year ended December 31, 2011, the dilutive effect of the 4.5% Senior Limited-Subordination Convertible Notes due 2021 was excluded from the diluted earnings per share calculations from the date that notice was given of the Company’s intent to pay the notes put to it in cash up to the June 30, 2011 repurchase date. However, the dilutive effect of the remaining shares after the repurchase date was included in the Company’s diluted earnings per share calculations.

Continental Predecessor

The computations of Continental Predecessor’s basic and diluted earnings (loss) per share for the periods Continental had outstanding publicly-traded equity securities are set forth below (in millions, except per share amounts):

	Nine Months Ended September 30, 2010	Year Ended December 31, 2009

Basic earnings (loss) per share:
Net income (loss)	$441	$(282)

Earnings (loss) available to common stockholders	$441	$(282)

Basic weighted-average shares outstanding	140	129

Earnings (loss) per share, basic	$3.16	$(2.18)

Diluted earnings (loss) per share:
Earnings (loss) available to common stockholders	$441	$(282)
Effect of 5% convertible notes	10	—
Effect of 6% convertible junior subordinated debentures	10	—
Effect of 4.5% convertible notes	7	—

Earnings (loss) available to common stockholders including the effect of dilutive securities	$468	$(282)

Basic weighted-average shares outstanding	140	129
Effect of 4.5% convertible notes	12	—
Effect of 5% convertible notes	9	—
Effect of 6% convertible junior subordinated debentures	4	—
Effect of employee stock options	2	—

Dilutive weighted-average shares outstanding	167	129

Earnings (loss) per share, diluted	$2.81	$(2.18)

The adjustments to earnings (loss) available to common stockholders are net of the related effect of profit sharing and income taxes, where applicable.

Approximately 2 million and 8 million weighted average options to purchase shares of Continental common stock for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively, were excluded from the computation of diluted earnings (loss) per share because the effect of including the options would have been antidilutive. In addition, approximately 14 million potential shares of Continental common stock related to Continental’s convertible debt securities were excluded from the computation of diluted loss per share for the year ended December 31, 2009 because they were antidilutive.

NOTE 7—SHARE-BASED COMPENSATION PLANS

Prior to the Merger, UAL and Continental maintained separate share-based compensation plans. These plans provide for grants of qualified and non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units (“RSUs”), performance compensation awards, performance units, cash incentive awards and other types of equity-based and equity-related awards. As part of the Merger, UAL assumed all of Continental’s outstanding share-based compensation plans.

Following the Merger, UAL is now the sole issuer of all share-based compensation awards. All awards are recorded as equity or a liability in UAL’s consolidated balance sheet. The share-based compensation expense specifically attributable to the employees of United and Continental is directly recorded to salaries and related costs, or integration-related expense, within each of their respective statements of operations. United and Continental record an allocation of share-based expense for employees that devote a significant amount of time to both companies. As United and Continental do not sponsor their own share-based compensation plans, the disclosures below primarily relate to UAL. See the “Continental Predecessor” section below, for share-based compensation disclosures applicable to Continental prior to the Merger.

In February 2011, UAL granted share-based compensation awards pursuant to the United Continental Holdings, Inc. 2008 Incentive Compensation Plan. These share-based compensation awards include approximately 0.5 million shares of restricted stock that vest pro-rata over three years on the anniversary of the grant date. These awards also include approximately 3.0 million performance-based RSUs consisting of approximately 1.2 million RSUs that vest based on UAL’s return on invested capital for the period beginning January 1, 2011 and ending December 31, 2013, and 1.8 million RSUs that vest based on the achievement of Merger-related goals. Vesting of a portion of the Merger incentive RSUs is based on the achievement of certain Merger-related milestones and vesting of the remainder of the Merger incentive RSUs is based on the achievement of revenue and cost synergies over a three-year performance period ending December 31, 2013. If the specified performance conditions are achieved, cash payments will be made shortly after the end of the performance period or achievement of the specified Merger milestone, as applicable, based on the 20-day average closing price of UAL common stock either immediately prior to the vesting date or, as applicable, on the last day of the month in which the Merger milestone is achieved. The Company accounts for the performance-based RSUs as liability awards.

The following table provides information related to UAL share-based compensation plan cost, for the years ended December 31, (in millions):

	2011	2010	2009
Compensation cost: (a), (b)
Share-based awards converted to cash awards (c)	$19	$84	$—
Restricted stock units	18	20	10
Restricted stock	12	6	6
Stock options	5	7	5

Total	$54	$117	$21

(a)	All compensation cost is recorded to Salaries and related benefits, with the exception of $17 million and $70 million in 2011 and 2010, respectively, that was recorded in integration and Merger-related costs, respectively.
(b)

United recorded $28 million and $63 million of compensation cost related to UAL’s share-based plans during 2011 and 2010, respectively. These amounts included $7 million and $24 million that were classified as integration and Merger-related expense during

2011 and 2010, respectively. Continental Successor recorded $26 million and $54 million of compensation cost related to UAL’s share-based plans during 2011 and 2010, respectively. These amounts included $10 million and $46 million that were classified as integration and Merger-related expense during 2011 and 2010, respectively. All UAL share-based compensation expense in 2009 was recorded by United.
(c)	As described below, in connection with the Merger, certain awards were converted into fixed cash equivalents.

The table below summarizes UAL’s unearned compensation and weighted-average remaining period to recognize costs for all outstanding share-based awards for the year ended December 31, 2011 (in millions, except as noted):

	Unearned Compensation (a)	Weighted-Average Remaining Period (in years)
Share-based awards converted to cash awards	$8	1.0
Restricted stock units	24	1.8
Restricted stock	9	1.3
Stock options	2	1.8

Total	$43

(a)	Compensation cost attributable to future service related to unvested awards remaining to be recognized by United and Continental consists of $25 million and $18 million, respectively.

Merger Impacts—Continental Predecessor Share-Based Awards. Prior to completion of the Merger, Continental had outstanding stock options, non-employee director restricted stock awards and performance compensation awards (profit based RSUs) that were issued pursuant to its incentive compensation plans. Under the terms of Continental’s incentive plans, substantially all of the outstanding equity awards fully vested as a result of the Merger. The equity awards were assumed and issued by UAL using a 1.05 conversion rate and had a fair value of approximately $78 million at the Merger closing date which was included in the acquisition cost. In addition, as a result of the Merger, the performance criteria related to the profit based RSUs (“PBRSUs”) was deemed to be achieved for each open performance period (the three-year periods beginning January 1, 2008, 2009 and 2010) at a payment percentage of 150% and the minimum cash balance requirement was deemed satisfied. Following the Merger closing date, with limited exceptions as described below, payments under all outstanding PBRSUs remain subject to continued employment by the participant and will continue to be paid on their normal payment date over a three-year period. The PBRSUs were converted into a fixed cash equivalent based on a stock price of $23.48, the average closing price per share of Continental common stock for the 20 trading days preceding the completion of the Merger.

Merger Impacts—United Share-Based Awards. In May 2010, the UAL Board of Directors made a determination that the Merger should be considered a change of control for purposes of all outstanding awards. Accordingly, upon the completion of the Merger on October 1, 2010, eligible outstanding equity-based awards immediately vested except for certain officer awards that are subject to separate agreements, as discussed below. In September 2010, the Human Resources Subcommittee of the UAL Board of Directors elected to settle all eligible RSUs in cash. As a result, participants received $23.66 in exchange for each share unit, based on the closing price of UAL stock on the day prior to the Merger closing. The cash payment to settle these awards was $18 million and was paid during the fourth quarter of 2010.

Certain officers entered into separate agreements with the Company pursuant to which they agreed to waive the provisions providing for accelerated vesting upon the change of control. As part of the agreements, the outstanding restricted stock awards and RSUs were converted into fixed cash equivalents based on a stock price of $22.33 per share, UAL’s average closing share price for the preceding 20 days prior to the closing of the Merger. Following the Merger, with limited exceptions as described below, the payment of these awards remains subject to continued employment by the participant and will be paid on the original vesting dates. Upon termination of employment under certain circumstances following the Merger, the participant is entitled to a cash settlement. In the fourth quarter of 2010, UAL paid $19 million in cash for settlement of these awards in connection with Merger-related terminations.

Stock Options. The Company did not grant any stock options during 2011. Historically, stock options were awarded with exercise prices equal to the fair market value of UAL’s common stock on the date of grant. UAL stock options generally vest over a period of either three or four years and have a contractual life of 10 years. The Continental Predecessor stock options generally have an original contractual life of five years (management level employee options) or 10 years (outside directors). Expense related to each portion of an option grant is recognized on a straight-line basis over the specific vesting period for those options.

The table below summarizes UAL stock option activity (shares in thousands):

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in millions)
Outstanding at beginning of year	11,052	$21.70
Exercised (a)	(2,449)	10.77
Canceled	(30)	16.66
Expired	(1,627)	29.30

Outstanding at end of year	6,946	23.80	3.2

Exercisable at end of period	6,372	24.68	3.0	$19

(a)	The aggregate intrinsic value of shares exercised in 2011, 2010 and 2009 was $33 million, $42 million and less than $1 million, respectively.

The following table provides additional information for options granted in 2009 and Continental Predecessor options granted in 2010 which were valued at the Merger date:

Weighted-average fair value assumptions:	2010	2009
Risk-free interest rate	0.1 – 1.8%	1.9 – 3.1%
Dividend yield	—%	—%
Expected market price volatility of UAL common stock	75%	93%
Expected life of options (years)	0.1 – 6.3	6.0
Weighted-average fair value	$11.52	$3.72

The fair value of options is determined at the grant date, and at the Merger date in the case of Continental Predecessor options, using a Black Scholes option pricing model, which requires UAL to make several assumptions. The risk-free interest rate is based on the U.S. treasury yield curve in effect for the expected term of the option at the time of grant. The dividend yield on UAL’s common stock was assumed to be zero since UAL did not have any plans to pay dividends at the time of the option grants.

The volatility assumptions were based upon historical volatilities of UAL and other comparable airlines whose shares are traded using daily stock price returns equivalent to the contractual term of the option. In addition, implied volatility data for both UAL and other comparable airlines, using current exchange-traded options, was utilized.

The expected lives of the options were determined based upon either a simplified assumption that the option will be exercised evenly from vesting to expiration or estimated using historical experience for the assumed options. The terms of certain UAL awards do not provide for the acceleration of vesting upon retirement. In addition, certain UAL awards and the assumed options awarded to employees that are retirement eligible either at the grant date or within the vesting period is considered vested at the respective retirement eligibility date.

Restricted Stock Awards and Restricted Stock Units. During 2011, the Compensation Committee determined that all outstanding UAL RSUs will be settled in cash. As of December 31, 2011, UAL, United and Continental had recorded a liability of $50 million, $21 million and $29 million, respectively, related to its unvested RSUs.

The table below summarizes UAL’s RSU and restricted stock activity for the year ended December 31, 2011 (shares in thousands):

	Restricted Stock Units	Weighted- Average Grant Price	Restricted Stock	Weighted- Average Grant Price
Non-vested at beginning of year	51	$22.85	671	$17.20
Granted	3,655	19.89	536	23.87
Vested	(141)	18.13	(195)	22.26
Canceled	(199)	19.90	(27)	23.95

Non-vested at end of year	3,366	19.98	985	23.33

The fair value of RSUs and restricted shares vested in 2011, 2010 and 2009 was $7 million, $33 million and $21 million, respectively. The fair value of the restricted stock awards was primarily based upon the share price on the date of grant. These awards are accounted for as equity awards. The fair value of the cash-settled RSUs was based upon the Company’s stock price as of the last day preceding the settlement date. These awards were accounted for as liability awards. Restricted stock vesting and the recognition of the expense is similar to the stock option vesting described above.

Continental Predecessor

Share-Based Compensation Expense. Total share-based compensation expense included in salaries and related costs for the nine months ended September 30, 2010 and the year ended December 31, 2009 was $57 million and $(3) million, respectively.

Stock Options. Stock options were awarded with exercise prices equal to the fair market value of Continental’s common stock on the date of grant. Management level employee stock options typically vested over a four year period and generally had five year terms. Expense related to each portion of an option grant was recognized on a straight-line basis over the specific vesting period for those options. Outside director stock options vested in full on the date of grant and had ten year terms. All outstanding options under the Continental 2005 Pilot Supplemental Option Plan, which vested over three years and have terms of six to eight years, and the Continental 2005 Broad Based Employee Stock Option Plan, which vested over three years and have a term of six years, were already fully vested on the Merger closing date. Outstanding stock options granted under the Continental Incentive Plan 2000, the Continental 1998 Stock Incentive Plan, and the Continental 1997 Stock Incentive Plan became exercisable in full upon the closing of the Merger. Outstanding stock options granted under the Continental Incentive Plan 2010 vest on their original vesting schedule or earlier if the holder experiences an involuntary termination within two years of the Merger closing date.

The following table provides additional information for options granted by Continental Predecessor in each period.

	2010	2009
Risk-free interest rate	1.4%	2.0%
Dividend yield	—%	—%
Expected market price volatility of Continental common stock	88%	86%
Expected life of options (years)	3.8	3.9
Weighted average fair value	$14.55	$5.75

The Black-Scholes-Merton option-pricing model was used to value the options at the grant date. The risk-free interest rate was based on the U.S. Treasury yield curve in effect for the expected term of the option at the time of grant. The dividend yield on Continental common stock was assumed to be zero since Continental historically had not paid dividends. The market price volatility of Continental common stock was based on the historical volatility of the common stock over a time period equal to the expected term of the option and ending on the grant date. The expected life of the options was based on Continental’s historical experience for various work groups. Expense was recognized only for those option awards expected to vest, using an estimated forfeiture rate based on historical experience.

Profit Based RSU Awards. See Merger Impacts-Continental Predecessor Share-Based Awards, above, for a discussion of the impact of the Merger on PBRSU awards. Continental issued PBRSU awards pursuant to its long-term incentive and RSU programs, which provided for cash payments to Continental’s officers upon the achievement of specified profit sharing-based performance targets. The performance targets required that Continental reach target levels of cumulative employee profit sharing during the performance period and that Continental had net income calculated in accordance with U.S. generally accepted accounting principles for the applicable fiscal year in which the cumulative profit sharing target was met. To serve as a retention feature, payments related to the achievement of a performance target generally were made in annual increments over a three-year period to participants who remain continuously employed by Continental through each payment date. Payments also were conditioned on Continental having, at the end of the fiscal year preceding the date any payment was made, a minimum unrestricted cash, cash equivalents and short-term investments balance as set by the Human Resources Committee of Continental’s Board of Directors. If Continental did not achieve the minimum cash balance applicable to a payment date, the payment was deferred until the next payment date (March 1 of the next year), subject to a limit on the number of years payments could be carried forward. Payment amounts were calculated based on the number of PBRSUs subject to the award, the average closing price of Continental common stock during the 20 trading days preceding the payment date and the payment percentage set by the Human Resources Committee of Continental’s Board of Directors for achieving the applicable profit sharing-based performance target.

Continental accounted for the PBRSU awards as liability awards. Once it became probable that a profit sharing-based performance target would be met, Continental measured the awards at fair value based on its current stock price. The related expense was recognized ratably over the required service period, which ended on each payment date, after adjustment for changes in the then-current market price of Continental’s common stock.

NOTE 8—INCOME TAXES

The significant components of the income tax expense (benefit) are as follows (in millions):

2011	UAL	United	Continental Successor	Continental Predecessor
Current	$11	$3	$—
Deferred	(6)	—	(6)

	$5	$3	$(6)

2010
Current	$10	$—	$2	$1
Deferred	(10)	(12)	(6)	—

	$—	$(12)	$(4)	$1

2009
Current	$(1)	$—		$1
Deferred	(16)	(16)		(158)

	$(17)	$(16)		$(157)

The income tax provision differed from amounts computed at the statutory federal income tax rate, as follows (in millions):

Year Ended December 31, 2011	UAL	United	Continental Successor	Continental Predecessor
Income tax provision at statutory rate	$298	$100	$199
State income taxes, net of federal income tax benefit	(19)	(25)	8
Nondeductible acquisition costs	(17)	(8)	(9)
Nondeductible employee meals	12	7	5
Nondeductible interest expense	13	13	—
Derivative market adjustment	—	—	10
Nondeductible compensation	9	5	5
Valuation allowance	(294)	(92)	(223)
Other, net	3	3	(1)

	$5	$3	$(6)

Year Ended December 31, 2010
Income tax provision at statutory rate	$87	$135	$(35)	$155
State income taxes, net of federal income tax benefit	24	24	1	8
Nondeductible acquisition costs	45	31	14	—
Nondeductible employee meals	8	7	1	3
Nondeductible interest expense	12	12	—	—
Change in tax law—Medicare Part D Subsidy	119	119	—	—
Nondeductible compensation	13	1	12	—
Goodwill credit	(22)	(22)	—	—
Valuation allowance	(290)	(322)	9	(166)
Tax benefit resulting from intraperiod tax allocation	—	—	(6)	—
Other, net	4	3	—	1

	$—	$(12)	$(4)	$1

Year Ended December 31, 2009	UAL	United	Continental Successor	Continental Predecessor
Income tax provision at statutory rate	$(234)	$(225)		$(154)
State income taxes, net of federal income tax benefit	5	6		(9)
Nondeductible employee meals	6	6		4
Nondeductible interest expense	12	12		—
Medicare Part D Subsidy	(7)	(7)		—
Valuation allowance	190	182		158
Share-based compensation	7	7		—
Tax benefit resulting from intraperiod tax allocation	—	—		(158)
Other, net	4	3		2

	$(17)	$(16)		$(157)

State tax benefit recorded in 2011 resulted from certain adjustments to existing state tax net operating losses, such benefit was fully offset by an increase in the valuation allowance.

We are required to consider all items of income (including items recorded in other comprehensive income) in determining the amount of tax benefit that should be allocated to a loss from continuing operations. As a result, Continental Successor and Continental Predecessor recorded $6 million and $158 million of non-cash tax benefits on its loss from continuing operations for the three months ended December 31, 2010 and the year ended December 31, 2009, respectively, which were exactly offset by income tax expense in other comprehensive income, a component of stockholder’s equity. Because the income tax expense on other comprehensive income is equal to the income tax benefit from continuing operations, Continental’s net deferred tax positions at December 31, 2010 and 2009 were not impacted by this tax allocation.

Temporary differences and carryforwards that give rise to deferred tax assets and liabilities at December 31, 2011 and 2010 were as follows (in millions):

	UAL		United		Continental
	December 31,		December 31,		December 31,
	2011	2010	2011	2010	2011	2010
Deferred income tax asset (liability):
Federal and state net operating loss (“NOL”) carryforwards	$2,911	$3,429	$2,024	$2,217	$835	$1,179
Frequent flyer deferred revenue	2,386	2,358	1,487	1,609	903	752
Employee benefits, including pension, postretirement and medical	1,897	1,741	1,275	1,272	703	551
Lease fair value adjustment	376	504	—	—	376	504
AMT credit carryforwards	268	268	263	263	5	5
Restructuring charges	50	69	50	69	—	—
Other assets	1,201	1,031	510	388	581	495
Less: Valuation allowance	(4,137)	(4,171)	(2,614)	(2,624)	(1,434)	(1,384)

Total deferred tax assets	$4,952	$5,229	$2,995	$3,194	$1,969	$2,102

Depreciation, capitalized interest and other	$(3,860)	$(4,091)	$(2,303)	$(2,463)	$(1,554)	$(1,625)
Intangibles	(1,627)	(1,699)	(833)	(849)	(795)	(850)
Other liabilities	(453)	(433)	(218)	(240)	(173)	(186)

Total deferred tax liabilities	$(5,940)	$(6,223)	$(3,354)	$(3,552)	$(2,522)	$(2,661)

Net deferred tax liability	$(988)	$(994)	$(359)	$(358)	$(553)	$(559)

As a result of the Merger, beginning October 1, 2010, Continental and its domestic consolidated subsidiaries joined the UAL federal consolidated tax return filing group, which also includes United and its domestic consolidated subsidiaries. Consolidated current and deferred tax expense was allocated to each of United and Continental using a method that treats each entity as though it had filed a separate tax return. Under the Company’s tax agreement, group members are compensated for their losses and other tax benefits only if they would be able to use those losses and tax benefits on a separate return basis. Tax liabilities between group members are settled in cash when the losses and tax benefits of one group have been fully exhausted and the Company begins making tax payments to tax authorities. Additionally, settlement in cash is required if a member leaves the consolidated tax group. Were a member to leave the group, its separate tax losses and benefits along with the corresponding receivable or liability to other group members may vary significantly from tax losses and benefits ascribed to it while a member of the group.

In addition to the deferred tax assets listed in the table above, UAL has an $880 million unrecorded tax benefit at December 31, 2011, primarily attributable to the difference between the amount of the financial statement expense and the allowable tax deduction for UAL common stock issued to certain unsecured creditors and employees pursuant to UAL Corporation’s Chapter 11 bankruptcy protection. This unrecorded tax benefit is accounted for by analogy to Accounting Standards Codification Topic 718 which requires recognition of the tax benefit to be deferred until it is realized as a reduction of taxes payable. Although not recognized for financial reporting purposes, this unrecognized tax benefit is available to reduce future income and is incorporated into the disclosed amounts of our federal and state NOL carryforwards, which are discussed below.

The federal and state NOL carryforwards relate to prior years’ NOLs, which may be used to reduce tax liabilities in future years. These tax benefits are mostly attributable to federal pre-tax NOL carryforwards of $10.0 billion for UAL (including the NOLs discussed in the preceding paragraph). If not utilized these federal pre-tax NOLs will expire as follows (in billions): $1.2 in 2022, $1.6 in 2023, $2.4 in 2024, $2.0 in 2025 and $2.8 after 2025. In addition, the majority of state tax benefits of the net operating losses of $205 million for UAL expires over a five to 20-year period.

Both United and Continental experienced an “ownership change” as defined under Section 382 of the Internal Revenue Code of 1986, as amended, as a result of the Merger. However, the Company currently expects that these ownership changes will not significantly limit its ability to use its NOL and alternative minimum tax (“AMT”) credit carryforwards in the carryforward period because the size of the limitation exceeds our NOL and AMT credit carryforwards.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income (including the reversals of deferred tax liabilities) during the periods in which those deferred tax assets will become deductible. The Company’s management assesses available positive and negative evidence regarding the realizability of its deferred tax assets, and records a valuation allowance when it is more likely than not that all or a portion of the deferred tax assets will not be realized. To form a conclusion, management considers positive evidence in the form of reversing temporary differences, projections of future taxable income and tax planning strategies, and negative evidence such as recent history of losses. Prior to 2011, the Company was in a cumulative three-year loss position, which we weighted as a significant source of negative evidence indicating the need for a valuation allowance on our net deferred tax assets. Although the Company was no longer in a three-year cumulative loss position at the end of 2011, management determined that the size and frequency of financial losses in recent years and the uncertainty associated with projecting future taxable income supported the conclusion that the valuation allowance was still needed on net deferred assets. If UAL achieves significant profitability in 2012, then management will evaluate whether its recent history of profitability constitutes sufficient positive evidence to support a reversal of a portion, or all, of the remaining valuation allowance.

The December 31, 2011 valuation allowances of $4.1 billion, $2.6 billion and $1.4 billion for UAL, United and Continental, respectively, if reversed in future years will reduce income tax expense. The current valuation allowance reflects decreases from December 31, 2010 of $34 million and $10 million for UAL and United, respectively, and an increase from December 31, 2010 of $50 million for Continental.

UAL’s unrecognized tax benefits related to uncertain tax positions were $24 million, $32 million and $16 million at December 31, 2011, 2010 and 2009, respectively. Included in the ending balance at 2011 is $22 million that would affect UAL’s effective tax rate if recognized. The Company does not expect significant increases or decreases in their unrecognized tax benefits within the next twelve months.

There are no significant amounts included in the balance at December 31, 2011 for tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

The Company records penalties and interest relating to uncertain tax positions in other operating expenses and interest expense, respectively, in its consolidated statements of operations. The Company has not recorded any significant expense or liabilities related to interest or penalties in its consolidated financial statements.

The following is a reconciliation of the beginning and ending amount of unrecognized tax benefits related to UAL’s uncertain tax positions (in millions):

	2011	2010	2009
Balance at January 1,	$32	$16	$20
Increase due to Continental’s uncertain tax positions at the Merger closing date	—	6	—
Increase in unrecognized tax benefits as a result of tax positions taken during the current period	1	10	1
Decrease in unrecognized tax benefits as a result of tax positions taken during a prior period	(9)	—	(5)
Decrease in unrecognized tax benefits relating to settlements with taxing authorities	—	—	—

Balance at December 31,	$24	$32	$16

UAL’s federal income tax returns for tax years after 2002 remain subject to examination by the Internal Revenue Service (“IRS”) and state taxing jurisdictions. The IRS commenced an examination of UAL’s U.S. income tax returns for 2007 through 2009 in the fourth quarter of 2010. As of December 31, 2011, the IRS had not proposed any material adjustments to UAL’s returns. Continental’s federal income tax returns for tax years after 2001 remain subject to examination by the IRS and state taxing jurisdictions.

NOTE 9—PENSION AND OTHER POSTRETIREMENT PLANS

The following summarizes the significant pension and other postretirement plans of United and Continental:

Pension Plans

Continental maintains two primary defined benefit pension plans, one covering pilot employees and another covering substantially all of its U.S. non-pilot employees other than Continental Micronesia and Chelsea Food Services employees. Each of these plans provide benefits based on a combination of years of benefit accruals service and an employee’s final average compensation. Additional benefit accruals were frozen under the plan covering Continental’s pilot employees during 2005, at which time any existing accrued benefits for pilots were preserved. Benefit accruals for Continental’s non-pilot employees under its other primary defined benefit pension plan continue.

United maintains a frozen defined benefit pension plan for a small number of former employees. United and Continental each maintain additional defined benefit pension plans, which cover certain international employees.

Other Postretirement Plans

United and Continental each maintain postretirement medical programs which provide medical benefits to certain retirees and eligible dependents, as well as life insurance benefits to certain retirees participating in United’s plan. Benefits provided are subject to applicable contributions, co-payments, deductible and other limits as described in the specific plan documentation.

The following table sets forth the reconciliation of the beginning and ending balances of the benefit obligation and plan assets, the funded status and the amounts recognized in these financial statements for the defined benefit and other postretirement plans (in millions):

	Pension Benefits
	Year Ended December 31, 2011			Year Ended December 31, 2010
	UAL	United	Continental	UAL	United	Continental (a)
Accumulated benefit obligation:	$3,321	$220	$3,101	$2,999	$214	$2,785

Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$3,322	$256	$3,066	$228	$228	$2,629
Merger impact (b)	—	—	—	3,169	—	439
Service cost	88	7	81	27	6	71
Interest cost	178	10	168	51	9	161
Actuarial (gain) loss	251	(2)	253	(130)	17	(147)
Gross benefits paid	(137)	(8)	(129)	(23)	(7)	(75)
Other	6	(4)	10	—	3	(12)

Projected benefit obligation at end of year	$3,708	$259	$3,449	$3,322	$256	$3,066

Change in plan assets:
Fair value of plan assets at beginning of year	$1,871	$183	$1,688	$156	$156	$1,371
Merger impact (b)	—	—	—	1,549	—	83
Actual gain (loss) on plan assets	(47)	5	(52)	131	16	115
Employer contributions	194	24	170	58	18	202
Benefits paid	(137)	(8)	(129)	(23)	(7)	(75)
Other	(13)	(9)	(4)	—	—	$(8)

Fair value of plan assets at end of year	$1,868	$195	$1,673	$1,871	$183	$1,688

Funded status—Net amount recognized	$(1,840)	$(64)	$(1,776)	$(1,451)	$(73)	$(1,378)

(a)	Continental, in 2010, represents combined Predecessor and Successor. Other than remeasurement described in (b), all other activity occurred on a consistent basis throughout 2010.
(b)	UAL, in 2010, represents plan assets and liabilities assumed in Merger. Continental, in 2010, represents remeasurement of the projected benefit obligation as of the Merger closing date.

	Pension Benefits
	December 31, 2011			December 31, 2010
	UAL	United	Continental	UAL	United	Continental (a)
Amounts recognized in the consolidated balance sheets consist of:
Noncurrent asset	$31	$31	$—	$32	$32	$—
Current liability	(9)	(3)	(6)	(10)	(4)	(6)
Noncurrent liability	(1,862)	(92)	(1,770)	(1,473)	(101)	(1,372)

Total liability	$(1,840)	$(64)	$(1,776)	$(1,451)	$(73)	$(1,378)

Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial gain (loss)	$(231)	$(10)	$(221)	$226	$(7)	$233
Prior service credit (cost)	3	18	(15)	18	18	—

Total accumulated other comprehensive income (loss)	$(228)	$8	$(236)	$244	$11	$233

	Other Postretirement Benefits
	Year Ended December 31, 2011			Year Ended December 31, 2010
	UAL	United	Continental	UAL	United	Continental (a)
Change in benefit obligation:
Benefit obligation at beginning of year	$2,494	$2,225	$269	$2,069	$2,069	$233
Merger impact (b)	—	—	—	278	—	35
Service cost	47	34	13	33	30	11
Interest cost	127	113	14	118	115	13
Plan participants’ contributions	73	70	3	72	72	3
Actuarial (gain) loss	(2)	(25)	23	120	131	(11)
Federal subsidy	13	13	—	13	13	—
Plan amendments	3	3	—	—	—	2
Gross benefits paid	(214)	(200)	(14)	(209)	(205)	(17)

Benefit obligation at end of year	$2,541	$2,233	$308	$2,494	$2,225	$269

Change in plan assets:
Fair value of plan assets at beginning of year	$58	$58	$—	$58	$58	$—
Actual return on plan assets	1	1	—	2	2	—
Employer contributions	141	129	12	131	131	—
Plan participants’ contributions	72	70	2	72	72	—
Benefits paid	(214)	(200)	(14)	(205)	(205)	—

Fair value of plan assets at end of year	$58	$58	$—	$58	$58	$—

Funded status—Net amount recognized	$(2,483)	$(2,175)	$(308)	$(2,436)	$(2,167)	$(269)

(a)	Continental, in 2010, represents combined Predecessor and Successor. Other than remeasurement described in (b), all other activity occurred on a consistent basis throughout 2010.
(b)	UAL, in 2010, represents plan assets and liabilities assumed in Merger. Continental, in 2010, represents remeasurement of the projected benefit obligation as of the Merger closing date.

	Other Postretirement Benefits
	December 31, 2011			December 31, 2010
	UAL	United	Continental	UAL	United	Continental (a)
Amounts recognized in the consolidated balance sheets consist of:
Current liability	$(76)	$(60)	$(16)	$(92)	$(76)	$(16)
Noncurrent liability	(2,407)	(2,115)	(292)	(2,344)	(2,091)	(253)

Total liability	$(2,483)	$(2,175)	$(308)	$(2,436)	$(2,167)	$(269)

Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial gain (loss)	$33	$46	$(13)	$24	$13	$11
Prior service cost	(2)	(2)	—	—	—	—

Total accumulated other comprehensive income (loss)	$31	$44	$(13)	$24	$13	$11

(a)	Continental, in 2010, represents combined Predecessor and Successor.

The following information relates to all pension plans with an accumulated benefit obligation and a projected benefit obligation in excess of plan assets at December 31, (in millions):

	UAL		United		Continental
	2011	2010	2011	2010	2011	2010
Projected benefit obligation	$3,594	$3,202	$145	$136	$3,449	$3,066
Accumulated benefit obligation	3,230	2,906	129	121	3,101	2,785
Fair value of plan assets	1,731	1,742	58	54	1,673	1,688

Net periodic benefit cost for the years ended December 31, included the following components (in millions):

	2011
	Pension Benefits			Other Postretirement Benefits
	UAL	United	Continental	UAL	United	Continental
Service cost	$88	$7	$81	$47	$34	$13
Interest cost	178	10	168	127	113	14
Expected return on plan assets	(140)	(11)	(129)	(2)	(2)	—
Amortization of prior service cost (credit)	(2)	(2)	—	—	—	—
Settlement (gain) loss	1	1	—	—	—	—
Amortization of unrecognized actuarial (gain) loss	(20)	1	(21)	(2)	(1)	(1)

Net periodic benefit cost	$105	$6	$99	$170	$144	$26

	2010
	Pension Benefits				Other Postretirement Benefits
	UAL	United	Continental Successor	Continental Predecessor	UAL	United	Continental Successor	Continental Predecessor
Service cost	$27	$6	$21	$50	$33	$30	$3	$7
Interest cost	51	9	42	119	120	116	4	10
Expected return on plan assets	(39)	(9)	(30)	(82)	(2)	(2)	—	—
Curtailment gain	(7)	—	(7)	—	—	—	—	—
Amortization of prior service cost (credit)	(2)	(2)	—	7	—	—	—	16
Special termination benefits	4	—	4	—	—	—	—	—
Amortization of unrecognized actuarial (gain) loss	1	1	—	65	(12)	(12)	—	(3)

Net periodic benefit cost	$35	$5	$30	$159	$139	$132	$7	$30

	2009
	Pension Benefits		Other Postretirement Benefits
	UAL & United	Continental Predecessor	UAL & United	Continental Predecessor
Service cost	$6	$65	$28	$11
Interest cost	8	153	114	15
Expected return on plan assets	(7)	(89)	(4)	—
Curtailment gain	(1)	—	(9)	—
Amortization of prior service cost	—	10	—	21
Amortization of unrecognized actuarial (gain) loss	2	111	(20)	(2)

Net periodic benefit cost	$8	$250	$109	$45

Settlement charges (included in special charges)	—	29	—	—

Net benefit expense	$8	$279	$109	$45

The Continental settlement charges in 2009, which were classified as special items, are non-cash charges related to lump sum distributions from the Continental pilot-only defined benefit pension plan to pilots who retired. Settlement accounting is required if, for a given year, the cost of all settlements exceeds, or is expected to exceed, the sum of the service cost and interest cost components of net periodic pension expense for a plan. Under settlement accounting, unrecognized plan gains or losses must be recognized immediately in proportion to the percentage reduction of the plan’s projected pension benefit obligation.

The estimated amounts that will be amortized in 2012 for actuarial gains (losses) are as follows (in millions):

	Pension Benefits			Other Postretirement Benefits
	UAL	United	Continental	UAL	United	Continental
Actuarial gain (loss) to be reclassified from accumulated other comprehensive income into net periodic benefit cost	$(21)	$(1)	$(20)	$3	$4	$(1)

The weighted-average assumptions used for the benefit plans were as follows:

	Pension Benefits
	United		Continental Successor		Continental Predecessor
Weighted-average assumptions used to determine benefit obligations	2011	2010	2011	2010	2010
Discount rate (a)	3.34%	3.56%	5.13%	5.52%	5.24%
Rate of compensation increase (a)	3.11%	3.29%	2.44%	2.44%	2.44%

Weighted-average assumptions used to determine net expense
Discount rate	3.67%	3.96%	5.52%	5.24%	6.05%
Expected return on plan assets	5.82%	5.71%	7.75%	7.75%	8.00%
Rate of compensation increase	3.32%	3.33%	2.44%	2.44%	2.30%

(a)	The 2010 discount rate and rate of compensation increase used to determine benefit obligations at the Merger closing date are 5.24% and 2.44%, respectively.

	Other Postretirement Benefits
	United		Continental Successor		Continental Predecessor
Weighted-average assumptions used to determine benefit obligations	2011	2010	2011	2010	2010
Discount rate (a)	4.93%	5.15%	4.78%	4.97%	4.58%

Weighted-average assumptions used to determine net expense
Discount rate	5.15%	5.69%	4.97%	4.58%	5.57%
Expected return on plan assets	4.00%	4.00%	N/A	N/A	N/A
Health care cost trend rate assumed for next year	7.00%	8.00%	7.00%	7.50%	7.50%
Rate to which the cost trend rate is assumed to decline (ultimate trend rate in 2020)	5.00%	5.00%	5.00%	5.00%

(a)	The 2010 discount rate used to determine benefit obligations at the Merger closing date is 4.58%.

UAL selected the 2011 discount rate for each of its plans by using a hypothetical portfolio of high quality bonds at December 31, 2011, that would provide the necessary cash flows to match projected benefit payments. Prior to 2011, the discount rate was selected using a cash flow matching technique where projected benefit payments were matched to a yield curve based on high quality bond yields as of the measurement date. This change increased the discount rate which lowered the present value of the liability at UAL, United and Continental by approximately $525 million, $200 million and $325 million, respectively.

We develop our expected long-term rate of return assumption based on historical experience and by evaluating input from the trustee managing the plans’ assets. Our expected long-term rate of return on plan assets is based on a target allocation of assets, which is based on our goal of earning the highest rate of return while maintaining risk at acceptable levels. The plans strive to have assets sufficiently diversified so that adverse or unexpected results from one security class will not have an unduly detrimental impact on the entire portfolio. We regularly review our actual asset allocation and the pension plans’ investments are periodically rebalanced to our targeted allocation when considered appropriate. Continental’s plan assets are allocated within the following guidelines:

	Percent of Total	Expected Long-Term Rate of Return
Equity securities	38-54%	10%
Fixed-income securities	27-33	6
Alternatives	17-23	7
Other	2-6	4

United’s target allocation for the defined benefit pension plan assets is 54% in equity securities and 46% in fixed income securities, while 100% of other postretirement plan assets are invested in a deposit administration fund.

Assumed health care cost trend rates have a significant effect on the amounts reported for the other postretirement plans. A 1% change in the assumed health care trend rate for the Company would have the following additional effects (in millions):

	UAL		United		Continental
	1% Increase	1% Decrease	1% Increase	1% Decrease	1% Increase	1% Decrease
Effect on total service and interest cost for the year ended December 31, 2011	$21	$(18)	$18	$(15)	$3	$(3)
Effect on postretirement benefit obligation at December 31, 2011	308	(255)	262	(219)	46	(36)

A one percentage point decrease in the weighted average discount rate would increase UAL’s postretirement benefit liability by approximately $308 million and increase the estimated 2011 benefits expense by approximately $21 million.

Fair Value Information. Accounting standards require us to use valuation techniques to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized as follows:

Level 1	Unadjusted quoted prices in active markets for assets or liabilities identical to those to be reported at fair value
Level 2	Other inputs that are observable directly or indirectly, such as quoted prices for similar assets or liabilities or market-corroborated inputs
Level 3	Unobservable inputs for which there is little or no market data and which require us to develop our own assumptions about how market participants would price the assets or liabilities

The following tables present information about the Company’s pension and other postretirement plan assets at December 31, (in millions):

	UAL—2011				UAL—2010
Pension Plan Assets:	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Equity securities funds	$872	$355	$517	$—	$1,310	$—	$1,310	$—
Fixed-income securities	530	—	530	—	365	—	365	—
Alternatives	344	—	195	149	150	—	—	150
Insurance contract	42	—	—	42	42	—	—	42
Other investments	80	—	80	—	4	—	4	—

Total	$1,868	$355	$1,322	$191	$1,871	$—	$1,679	$192

Other Postretirement Benefit Plan Assets:
Deposit administration fund	$58	$—	$—	$58	$58	$—	$—	$58

	United—2011				United—2010
Pension Plan Assets:	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Equity securities funds	$102	$—	$102	$—	$113	$—	$113	$—
Fixed-income securities	47	—	47	—	24	—	24	—
Insurance contract	42	—	—	42	42	—	—	42
Other investments	4	—	4	—	4	—	4	—

Total	$195	$—	$153	$42	$183	$—	$141	$42

Other Postretirement Benefit Plan Assets:
Deposit administration fund	$58	$—	$—	$58	$58	$—	$—	$58

	Continental—2011				Continental—2010
Pension Plan Assets:	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Equity securities funds	$770	$355	$415	$—	$1,197	$—	$1,197	$—
Fixed-income securities	483	—	483	—	341	—	341	—
Alternatives	344	—	195	149	150	—	—	150
Other investments	76	—	76	—	—	—	—	—

Total	$1,673	$355	$1,169	$149	$1,688	$—	$1,538	$150

Equity and Fixed-Income Securities. Equity securities include investments in both developed market and emerging market equity securities. Fixed-income securities include primarily U.S. and non-U.S. government fixed-income securities and U.S. and non-U.S corporate fixed-income securities along with asset-backed securities.

Insurance Contract and Deposit Administration Fund. Each of these investments are stable value investment products structured to provide investment income.

Alternatives. Alternative investments consist primarily of investments in hedge fund and private equity interests.

Other investments. Other investments consist primarily of investments in currency and commodity commingled funds.

The reconciliation of our defined benefit plan assets measured at fair value using unobservable inputs (Level 3) for the years ended December 31, 2011 and 2010 is as follows (in millions):

	2011			2010
	UAL	United	Continental	UAL	United	Continental (a)
Balance at beginning of year	$250	$100	$150	$99	$99	$128
Assumed in Merger	—	—	—	139	—	—
Actual return on plan assets:
Unrealized gains (losses) relating to assets still held at year end	6	3	3	13	2	21
Purchases, sales, issuances and settlements (net)	(7)	(3)	(4)	(1)	(1)	1

Balance at end of year	$249	$100	$149	$250	$100	$150

(a)	Continental in 2010 represents combined Predecessor and Successor.

Funding requirements for tax-qualified defined benefit pension plans are determined by government regulations. The Company’s contributions reflected above have satisfied its required contributions through the 2011 calendar year. Expected 2012 employer contributions to all of the Company’s pension and postretirement plans are as follows (in millions):

	Pension	Other Postretirement Benefits
UAL	$195	$145
United	11	129
Continental	184	16

Each of UAL’s, United’s and Continental’s estimated future benefit payments, net of expected participant contributions, in all of the pension plans and other postretirement benefit plans as of December 31, 2011 are as follows (in millions):

	Pension	Other Postretirement	Other Postretirement— subsidy receipts
UAL
2012	$271	$147	$13
2013	282	150	15
2014	277	156	16
2015	279	163	17
2016	274	170	18
Years 2017—2021	1,361	971	105

United
2012	$12	$131	$13
2013	12	133	15
2014	12	137	16
2015	10	142	17
2016	11	148	18
Years 2017—2021	62	840	105

Continental
2012	$259	$16	$—
2013	270	17	—
2014	265	19	—
2015	269	21	—
2016	263	22	—
Years 2017—2021	1,299	131	—

Defined Contribution Plans

Depending upon the employee group, employer contributions consist of matching contributions and/or non-elective employer contributions. United’s and Continental’s employer contribution percentages vary from 2% to 16% and less than 1% to 14.75%, respectively, of eligible earnings depending on the terms of each plan. The Company’s contributions to its defined contribution plans for the years ended December 31, were as follows (in millions):

	UAL (a)	United (a)	Continental Successor	Continental Predecessor
2011	$325	$230	$95
2010	254	231	23	$74
2009	244	244		93

(a)	UAL and United amounts include International Association of Machinists (“IAM”) multi-employer plan contributions of $34 million for each of the years ended December 31, 2011, 2010 and 2009.

Multi-Employer Plans

In 2006, United began participating in the IAM National Pension Plan (“IAM Plan”) with respect to certain employees. The IAM Plan is a multi-employer pension plan whereby contributions by the participating company are based on covered hours by the applicable covered employees. The risks of participating in these multiemployer plans are different from single-employer plans, as the Company can be subject to additional risks that others do not meet their obligations, which in certain circumstances could revert to United.

United’s participation in the IAM Plan for the annual period ended December 31, 2011, is outlined in the table below. There have been no significant changes that affect the comparability of 2011 and 2010 contributions. The IAM Plan reported $332 million and $318 million in employers’ contributions for the years ended December 31, 2010 and 2009 respectively; United’s contributions to the IAM Plan were $34 million for each of the years ended December 31, 2011, 2010 and 2009. For 2010 and 2009, the employer’s contribution to the Company’s plan represented more than 5% of total contributions.

Pension Fund	IAM National Pension Fund
EIN/ Pension Plan Number	51-6031295 - 002
Pension Protection Act Zone Status (2010 and 2009)*	Green Zone
FIP/RP Status Pending/Implemented	No
United’s Contributions (Years ended December 31, 2011 and December 31, 2010)	$34 million
Surcharge Imposed	No
Expiration Date of Collective-Bargaining Agreement	N/A

*	Plans in the green zone are at least 80 percent funded.

At the date the financial statements were issued, Forms 5500 were not available for the plan year ending in 2011.

Profit Sharing

UAL, United and Continental recorded profit sharing and related payroll tax expense of $265 million, $122 million and $143 million, respectively, in 2011. UAL, United, Continental Successor and Continental Predecessor recorded profit sharing and related payroll tax expense of $166 million, $165 million, less than $1 million and $77 million, respectively, in 2010. Profit sharing expense is recorded as a component of salaries and related costs in the consolidated statements of operations. The Company did not record profit sharing expense in 2009 due to pretax losses.

In 2011, substantially all employees participated in profit sharing plans, which paid 15% of total pre-tax earnings, excluding special items and share-based compensation expense, to eligible employees when pre-tax profit, excluding special items, profit sharing expense and share-based compensation program expense, exceeds $10 million. Eligible U.S. co-workers in each participating work group received a profit sharing payout using a formula based on the ratio of each qualified co-worker’s annual eligible earnings to the eligible earnings of all qualified co-workers in all domestic workgroups. The international profit sharing plan paid eligible non-U.S. co-workers the same percentage of eligible pay that is calculated under the U.S. profit sharing plan.

During 2010, United and Continental maintained separate employee profit sharing plans for the employees of each respective subsidiary. United’s profit sharing plan paid 15% of total GAAP pre-tax profits, excluding special items and share-based compensation expense, to the employees of United when pre-tax profit excluding special items, profit sharing expense and share-based compensation program expense exceeded $10 million. Continental’s profit sharing plan created an award pool of 15% of annual pre-tax income excluding special, unusual or non-recurring items.

NOTE 10—SEGMENT INFORMATION

Operating segments are defined as components of an enterprise with separate financial information, which are evaluated regularly by the chief operating decision maker and are used in resource allocation and performance assessments. Prior to the Merger, the Company managed its business by two reporting segments: Mainline and Regional. In connection with the Merger integration and design of the new organization, the new management determined that the Company will be managed as one segment, airline operations, because the Company’s services are passenger and cargo air transportation. The Company has retrospectively applied its new segment reporting.

The Company has multiple aircraft fleets which are deployed across its route network through a single route scheduling system to maximize the value of UAL. When making resource allocation decisions, the Company’s chief operating decision maker evaluates flight profitability data, which considers aircraft type and route economics, but gives no weight to the financial impact of the resource allocation decision on an individual carrier basis. The Company’s chief operating decision maker makes resource allocation decisions to maximize the Company’s consolidated financial results. Managing the Company as one segment allows management the opportunity to maximize the value of its route network.

The Company’s operating revenue by principal geographic region (as defined by the U.S. Department of Transportation) for the years ended December 31, is presented in the table below (in millions):

2011	UAL	United	Continental Successor	Continental Predecessor
Domestic (U.S. and Canada)	$21,922	$13,048	$9,094
Pacific	5,404	3,845	1,559
Atlantic	6,675	3,483	3,192
Latin America	3,109	779	2,330

Total	$37,110	$21,155	$16,175

2010
Domestic (U.S. and Canada)	$14,382	$12,407	$1,991	$5,870
Pacific	3,971	3,600	371	1,080
Atlantic	3,912	3,212	700	2,299
Latin America	1,060	559	501	1,539

Total	$23,325	$19,778	$3,563	$10,788

2009
Domestic (U.S. and Canada)	$10,775	$10,799		$7,152
Pacific	2,628	2,628		1,137
Atlantic	2,538	2,538		2,498
Latin America	394	394		1,836

Total	$16,335	$16,359		$12,623

The Company attributes revenue among the geographic areas based upon the origin and destination of each flight segment. The Company’s operations involve an insignificant level of dedicated revenue-producing assets in geographic regions as the overwhelming majority of the Company’s revenue producing assets (primarily U.S. registered aircraft) can be deployed in any of its geographic regions.

NOTE 11—ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The tables below present the components of the Company’s accumulated other comprehensive income (loss), net of tax (in millions):

UAL	Pension and Other Postretirement Unrecognized Actuarial Gains (Losses) and Prior Service Cost	Unrealized Gain (Loss) on Derivatives and other Financial Instruments	Total
Balance at December 31, 2008	$130	$(37)	$93
Change in fair value of financial instruments	—	15	15
Employee benefit plans:
Reclassification of unrecognized net actuarial gains into earnings	(9)	—	(9)
Current year actuarial loss	(64)	—	(64)

Balance at December 31, 2009	57	(22)	35
Derivative financial instruments:
Reclassification of losses into earnings	—	68	68
Change in fair value of derivatives	—	168	168
Change in fair value of other financial instruments	—	21	21
Employee benefit plans:
Reclassification of unrecognized net actuarial gains into earnings	(12)	—	(12)
Current year actuarial gain	107	—	107

Balance at December 31, 2010	152	235	387
Derivative financial instruments:
Reclassification of gains into earnings	—	(503)	(503)
Change in fair value of derivatives	—	163	163
Employee benefit plans:
Reclassification of unrecognized net actuarial gains into earnings	(24)	—	(24)
Current year actuarial loss	(440)	—	(440)

Balance at December 31, 2011	$(312)	$(105)	$(417)

United	Pension and Other Postretirement Unrecognized Actuarial Gains (Losses) and Prior Service Cost	Unrealized Gain (Loss) on Derivative Instruments and Other	Total
Balance at December 31, 2008	$130	$(37)	$93
Change in fair value of financial instruments	—	15	15
Employee benefit plans:
Reclassification of unrecognized net actuarial gains into earnings	(9)	—	(9)
Current year actuarial loss	(64)	—	(64)

Balance at December 31, 2009	57	(22)	35
Derivative financial instruments:
Reclassification of losses into earnings	—	84	84
Change in fair value of derivatives	—	101	101
Change in fair value of other financial instruments	—	19	19
Employee benefit plans:
Reclassification of unrecognized net actuarial gains into earnings	(12)	—	(12)
Current year actuarial loss	(136)	—	(136)

Balance at December 31, 2010	(91)	182	91
Derivative financial instruments:
Reclassification of gains into earnings	—	(417)	(417)
Change in fair value of derivatives	—	172	172
Change in fair value of other financial instruments	—	(3)	(3)
Employee benefit plans:
Reclassification of unrecognized net actuarial gains into earnings	(2)	—	(2)
Current year actuarial gain	31	—	31

Balance at December 31, 2011	$(62)	$(66)	$(128)

Continental—Predecessor Company	Pension and Other Postretirement Unrecognized Actuarial Gains (Losses) and Prior Service Cost	Unrealized Gain (Loss) on Derivatives and other Financial Instruments	Income Tax Benefit (Expense)	Total
Balance at December 31, 2008	$(1,580)	$(412)	$236	$(1,756)
Derivative financial instruments:
Reclassification of losses into earnings	—	375	—	375
Change in fair value of derivatives	—	46	—	46
Unrealized gain on student loan-related auction rate securities	—	3	—	3
Employee benefit plans:
Reclassification of unrecognized net actuarial loss into earnings	138	—	—	138
Reclassification of prior service cost into earnings	31	—	—	31
Current year actuarial gain	136	—	—	136
Income tax expense on other comprehensive income (a)	—	—	(158)	(158)

Balance at December 31, 2009	(1,275)	12	78	(1,185)
Derivative financial instruments:
Reclassification of losses into earnings	—	24	—	24
Change in fair value of derivatives	—	(13)	—	(13)
Employee benefit plans:
Reclassification of unrecognized net actuarial loss into earnings	62	—	—	62
Reclassification of prior service cost into earnings	23	—	—	23
Current year actuarial loss	(3)	—	—	(3)

Balance at September 30, 2010	$(1,193)	$23	$78	$(1,092)

Continental—Successor Company
Elimination of accumulated other comprehensive income in connection with the Merger	$1,193	$(23)	$(78)	$1,092
Balance at October 1, 2010	—	—	—	—
Derivative financial instruments:
Reclassification of gains into earnings	—	(16)	—	(16)
Change in fair value of derivatives	—	67	—	67
Unrealized gain on student loan-related auction rate securities	—	2	—	2
Current year actuarial gain	243	—	—	243
Income tax expense on other comprehensive income (a)	—	—	(6)	(6)

Balance at December 31, 2010	243	53	(6)	290
Derivative financial instruments:
Reclassification of gains into earnings	—	(86)	—	(86)
Change in fair value of derivatives	—	(9)	—	(9)
Unrealized gain on student loan-related auction rate securities	—	1	—	1
Employee benefit plans:
Reclassification of unrecognized net actuarial gains into earnings	(22)	—	—	(22)
Current year actuarial loss	(471)	—	—	(471)

Balance at December 31, 2011	$(250)	$(41)	$(6)	$(297)

(a)	Taxes on other comprehensive income did not impact Continental’s net deferred tax position due to an offsetting tax benefit on the loss from continuing operations as described in Note 8.

NOTE 12—FAIR VALUE MEASUREMENTS

Fair Value Information. Accounting standards require us to use valuation techniques to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized as follows:

Level 1	Unadjusted quoted prices in active markets for assets or liabilities identical to those to be reported at fair value
Level 2	Other inputs that are observable directly or indirectly, such as quoted prices for similar assets or liabilities or market-corroborated inputs
Level 3	Unobservable inputs for which there is little or no market data and which require us to develop our own assumptions about how market participants would price the assets or liabilities

The table below presents disclosures about the fair value of financial assets and financial liabilities measured at fair value on a recurring basis in the Company’s financial statements as of December 31 (in millions):

	2011				2010
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
	UAL
Cash and cash equivalents	$6,246	$6,246	$—	$—	$8,069	$8,069	$—	$—
Short-term investments:
Auction rate securities	113	—	—	113	119	—	—	119
CDARS	355	—	355	—	45	—	45	—
Asset-backed securities	478	—	478	—	258	—	258	—
Corporate debt	515	—	515	—	135	—	135	—
U.S. government and agency notes	22	—	22	—	39	—	39	—
Other fixed income securities	33	—	33	—	15	—	15	—
EETC	60	—	—	60	66	—	—	66
Fuel derivatives, net	73	—	73	—	375	—	375	—
Foreign currency derivatives	(1)	—	(1)	—	(7)	—	(7)	—
Restricted cash	569	569	—	—	387	387	—	—

	United
Cash and cash equivalents	$3,458	$3,458	$—	$—	$4,665	$4,665	$—	$—
Short-term investments:
CDARS	87	—	87	—	—	—	—	—
Asset-backed securities	29	—	29	—	—	—	—	—
Corporate debt	138	—	138	—	—	—	—	—
U.S. government and agency notes	5	—	5	—	—	—	—	—
Other fixed income securities	16	—	16	—	—	—	—	—
EETC	60	—	—	60	66	—	—	66
Fuel derivatives, net	44	—	44	—	277	—	277	—
Restricted cash	433	433	—	—	227	227	—	—

	Continental
Cash and cash equivalents	$2,782	$2,782	$—	$—	$3,398	$3,398	$—	$—
Short-term investments:
Auction rate securities	113	—	—	113	119	—	—	119
CDARS	268	—	268	—	45	—	45	—
Asset-backed securities	449	—	449	—	258	—	258	—
Corporate debt	377	—	377	—	135	—	135	—
U.S. government and agency notes	17	—	17	—	39	—	39	—
Other fixed income securities	17	—	17	—	15	—	15	—
Fuel derivatives, net	29	—	29	—	98	—	98	—
Foreign currency derivatives	(1)	—	(1)	—	(7)	—	(7)	—
Restricted cash	135	135	—	—	160	160	—	—
Convertible debt derivative asset	193	—	—	193	286	—	—	286
Convertible debt option liability	(95)	—	—	(95)	(164)	—	—	(164)

The tables below present disclosures about the activity for “Level Three” financial assets and financial liabilities for the twelve months ended December 31 (in millions):

	2011		2010
UAL (a)	Auction Rate Securities	EETC	Auction Rate Securities	EETC
Balance at January 1	$119	$66	$—	$51
Acquired in Merger	—	—	117	—
Settlements	(10)	(4)	—	(4)
Gains reported in earnings	3	—	—	—
Reported in other comprehensive income (loss)	1	(2)	2	19

Balance at December 31	$113	$60	$119	$66

(a)	For 2010 and 2011, United’s only Level Three recurring measurements are the above enhanced equipment trust certificate (“EETC”) securities.

As of December 31, 2011, Continental’s auction rate securities, which had a par value of $135 million and an amortized cost basis of $110 million, were variable-rate debt instruments with contractual maturities generally greater than ten years and with interest rates that reset every 7, 28 or 35 days, depending on the terms of the particular instrument. These securities are backed by pools of student loans guaranteed by state-designated guaranty agencies and reinsured by the U.S. government. All of the auction rate securities that Continental holds are senior obligations under the applicable indentures authorizing the issuance of the securities.

As of December 31, 2011, United’s EETC, which were repurchased in open market transactions in 2007, have an amortized cost basis of $66 million and unrealized losses of $6 million. All changes in the fair value of these investments have been classified within accumulated other comprehensive income.

	2011			2010
Continental (a)	Student Loan- Related Auction Rate Securities	Convertible Debt Supplemental Derivative Asset	Convertible Debt Conversion Option Liability	Student Loan- Related Auction Rate Securities	Auction Rate Securities Put Right	Convertible Debt Supplemental Derivative Asset	Convertible Debt Conversion Option Liability
Balance at beginning of period	$119	$286	$(164)	$201	$20	$—	$—
Merger impact	—	—	—	—	—	520	(230)
Purchases, sales, issuances and settlements (net)	(10)	—	—	(106)	—	(263)	89
Gains and (losses):
Reported in earnings:
Realized	1	—	—	23	(21)	47	(36)
Unrealized	2	(93)	69	—	1	(18)	13
Reported in other comprehensive income	1	—	—	1	—	—	—

Balance at end of period	$113	$193	$(95)	$119	$—	$286	$(164)

(a)	For 2010, amounts represent combined Continental Successor and Predecessor.

During the first nine months of 2010, Continental sold, at par, auction rate securities having a par value of $106 million. For certain of these auction rate securities, Continental was granted a put right by an institution permitting Continental to sell to the institution at their full par value certain auction rate securities. Continental classified the auction rate securities with the underlying put right as trading securities and elected the fair value option under applicable accounting standards for the put right, with changes in the fair value of the auction rate securities and the underlying put right recognized in earnings currently. Continental recognized gains on the sales using the specific identification method. The gains were substantially offset by the cancellation of the related put rights. The net gains are included in other nonoperating income (expense) in the Continental Predecessor statement of consolidated operations and were not material. The Company did not hold any put rights as of December 31, 2010. In 2011, Continental sold, at par, auction rate securities having a par value of $10 million and recorded an immaterial gain in nonoperating income (expense).

Derivative instruments and investments presented in the tables above have the same fair value as their carrying value. The table below presents the carrying values and estimated fair values of financial instruments not presented in the tables above for the years ended December 31 (in millions):

	2011		2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
UAL debt	$11,682	$11,992	$13,845	$14,995
United debt	5,745	5,630	7,026	7,350
Continental debt	5,528	5,503	6,401	6,663

Fair value of the Company’s financial instruments was determined as follows:

Description	Fair Value Methodology
Cash, Cash Equivalents, Short-term Investments, Investments and Restricted Cash	The carrying amounts approximate fair value because of the short-term maturity of these assets and liabilities. These assets have maturities of less than one year except for the EETCs, auction rate securities and corporate debt.

Fair value is based on (a) the trading prices of the investment or similar instruments, (b) an income approach, which uses valuation techniques to convert future amounts into a single present amount based on current market expectations about those future amounts when observable trading prices are not available, or (c) internally-developed models of the expected future cash flows related to the securities.

Fuel Derivatives	Derivative contracts are privately negotiated contracts and are not exchange traded. Fair value measurements are estimated with option pricing models that employ observable inputs. Inputs to the valuation models include contractual terms, market prices, yield curves, fuel price curves and measures of volatility, among others.

Foreign Currency Derivatives	Fair value is determined with a formula utilizing observable inputs. Significant inputs to the valuation models include contractual terms, risk-free interest rates and forward exchange rates.

Debt	Fair values were based on either market prices or the discounted amount of future cash flows using our current incremental rate of borrowing for similar liabilities.

Convertible Debt Derivative Asset and Option Liability	The Company used a binomial lattice model to value the conversion options and the supplemental derivative assets. Significant binomial model inputs that are not objectively determinable include volatility and discount rate.

Nonrecurring Fair Value Measurements

The table below presents fair value measurements of nonfinancial assets that were performed during the years ended December 31, (in millions):

	2011		2010
	Fair Value	Loss	Fair Value	Loss
UAL
Nonoperating aircraft and spare engines	$—	$—	$128	$120
Routes	—	—	124	29
Airport slots	8	4	—	—
United
Nonoperating aircraft and spare engines	$—	$—	$128	$120
Routes	—	—	124	29
Continental
Airport slots	$8	$4	$—	$—

The Company utilized the market approach to estimate the fair value of its aircraft. The Company determined the estimated fair value of the routes using an income approach. Slots were valued using a combination of the income and market approaches. Where no value is indicated in the table above, a fair value measurement was not performed that year. The Company considers the valuation of the items above to be Level 3 due to the inclusion of unobservable inputs.

During 2011, Continental recorded impairment charges of $4 million on certain intangible assets related to foreign take-off and landing slots to reflect the estimated fair value of these assets as part of its annual impairment test of indefinite-lived intangible assets.

During 2010, United recorded impairments of nonoperating aircraft and spare engines totaling $120 million, primarily due to a decrease in the market value of its nonoperating Boeing 737 and 747 aircraft. United also recorded a $29 million impairment to its indefinite-lived route asset in Brazil, due to a decrease in the value of these routes as a result of an open skies agreement between the United States and Brazil.

NOTE 13—HEDGING ACTIVITIES

Fuel Derivatives

As of December 31, 2011, our projected fuel requirements for 2012 were hedged as follows:

	Maximum Price		Minimum Price
	% of Expected Consumption	Weighted Average Price (per gallon)	% of Expected Consumption	Weighted Average Price (per gallon)
UAL (a)
Heating oil collars	11%	$3.13	11%	$2.52
Heating oil call options	7	3.22	N/A	N/A
Brent crude oil collars	6	2.74	6	1.91
Diesel fuel collars	4	3.12	4	2.35
Aircraft fuel swaps	1	2.90	1	2.90
WTI crude oil call options	1	2.37	N/A	N/A
WTI crude oil swaps	1	2.25	1	2.25

Total	31%		23%

(a)	Represents a hedge of approximately 47% of UAL’s expected first quarter consumption with decreasing hedge coverage later throughout 2012.

Aircraft fuel is the Company’s single largest operating expense. In addition, aircraft fuel is a globally traded commodity with significant price volatility. Aircraft fuel prices fluctuate based on market expectations of supply and demand, among other factors. Increases in fuel prices may adversely impact the Company’s financial performance, operating cash flows and financial position as greater amounts of cash may be required to obtain aircraft fuel for operations. To protect against increases in the prices of aircraft fuel, the Company routinely hedges a portion of its future fuel requirements. The Company uses fixed price swaps, purchased call options, collars or other commonly used financial hedge instruments based on aircraft fuel or closely related commodities, such as heating oil, diesel fuel and crude oil. The Company strives to maintain fuel hedging levels and exposure such that the Company’s fuel cost is not disproportionate to the fuel costs of its major competitors. The Company does not enter into derivative instruments for non-risk management purposes.

Prior to April 1, 2010, United’s instruments classified as economic hedges were not designated as cash flow or fair value hedges under accounting principles related to hedge accounting. All changes in the fair value of economic hedges were recorded in income, with the offset to either current assets or liabilities in each reporting period. Economic fuel hedge gains and losses were classified as part of aircraft fuel expense, and fuel hedge gains and losses from instruments that are not deemed economic hedges were classified as part of nonoperating income (expense).

Effective April 1, 2010, United designated substantially all of its outstanding fuel derivative contracts as cash flow hedges under applicable accounting standards. In addition, substantially all new fuel derivative contracts entered into subsequent to April 1, 2010 by United were designated as cash flow hedges. Continental applied cash flow hedge accounting for all periods presented in these financial statements.

Accounting pronouncements pertaining to derivative instruments and hedging are complex with stringent requirements, including documentation of hedging strategy, statistical analysis to qualify a commodity for hedge accounting both on a historical and a prospective basis, and strict contemporaneous documentation that is required at the time each hedge is designated as a cash flow hedge. As required, the Company assesses the effectiveness of each of its individual hedges on a quarterly basis. The Company also examines the effectiveness of its entire hedging program on a quarterly basis utilizing statistical analysis. This analysis involves utilizing regression and other statistical analyses that compare changes in the price of aircraft fuel to changes in the prices of the commodities used for hedging purposes.

Upon proper qualification, the Company accounts for its fuel derivative instruments as cash flow hedges. All derivatives designated as hedges that meet certain requirements are granted special hedge accounting treatment. Generally, utilizing the special hedge accounting, all periodic changes in fair value of the derivatives designated as hedges that are considered to be effective are recorded in accumulated other comprehensive income (loss) (“AOCI”) until the underlying fuel is consumed and recorded in fuel expense. The Company is exposed to the risk that its hedges may not be effective in offsetting changes in the cost of fuel and that its hedges may not continue to qualify for special hedge accounting. Hedge ineffectiveness results when the change in the fair value of the derivative instrument exceeds the change in the value of the Company’s expected future cash outlay to purchase and consume fuel. To the extent that the periodic changes in the fair value of the derivatives are not effective, that ineffectiveness is classified as other nonoperating income (expense).

If the Company terminates a derivative prior to its contractual settlement date, then the cumulative gain or loss recognized in AOCI at the termination date remains in AOCI until the forecasted transaction occurs. In a situation where it becomes probable that a hedged forecasted transaction will not occur, any gains and/or losses that have been recorded to AOCI would be required to be immediately reclassified into earnings. All cash flows associated with purchasing and settling derivatives are classified as operating cash flows in the statements of cash flow.

The Company records each derivative instrument as a derivative asset or liability (on a gross basis) in its consolidated balance sheets, and, accordingly, records any related collateral on a gross basis. The table below presents the fair value amounts of fuel derivative assets and liabilities and the location of amounts recognized in the Company’s financial statements. As of December 31, 2011 and December 31, 2010, all of the Company’s fuel derivatives were designated as cash flow hedges.

At December 31, the Company’s derivatives were reported in its consolidated balance sheets as follows (in millions):

Derivatives designated as cash flow hedges	Balance Sheet Location	2011			2010
		UAL	United	Continental	UAL	United	Continental
Assets:
Fuel contracts due within one year	Receivables	$77	$48	$29	$375	$277	$98

Liabilities:
Fuel contracts due within one year	Other current liabilities	$4	$4	$—	$—	$—	$—

The following tables present the fuel hedge gains (losses) recognized during the periods presented and their classification in the financial statements (in millions):

Fuel derivatives designated as cash flow hedges	Amount of Gain (Loss) Recognized in AOCI on Derivatives (Effective Portion)		Gain (Loss) Reclassified from AOCI into Income (Fuel Expense) (Effective Portion)		Amount of Gain (Loss) Recognized in Income (Nonoperating Expense) (Ineffective Portion)
	2011	2010	2011	2010	2011	2010
UAL	$163	$170	$503	$(70)	$(59)	$10
United	172	101	417	(84)	(21)	8
Continental—Successor	(9)	69	86	14	(38)	2
Continental—Predecessor	N/A	(4)	N/A	(23)	N/A	(2)

Derivatives not designated as cash flow hedges	Aircraft Fuel Gain (Loss)			Nonoperating Income (Expense)			Total Gain (Loss)
	2011	2010	2009	2011	2010	2009	2011	2010	2009
Fuel:
UAL/United	$—	$(35)	$104	$—	$—	$31	$—	$(35)	$135

Derivative Credit Risk and Fair Value

The Company is exposed to credit losses in the event of nonperformance by counterparties to its derivative instruments. While the Company records derivative instruments on a gross basis, the Company monitors its net derivative position with each counterparty to monitor credit risk. Based on the fair value of our fuel derivative instruments, our counterparties may require us to post collateral when the price of the underlying commodity decreases, and we may require our counterparties to provide us with collateral when the price of the underlying commodity increases. The following table presents information related to the Company’s derivative credit risk as of December 31, (in millions):

	2011			2010
	UAL	United	Continental	UAL	United	Continental
Net derivative assets with counterparties	$73	$44	$29	$375	$277	$98
Collateral held by the Company (a)	—	—	—	63	63	—

Potential loss related to the failure of the Company’s counterparties to perform	$73	$44	$29	$312	$214	$98

(a)	Classified as an other current liability.

The Company considers counterparty credit risk in determining its exposure and the fair value of its financial instruments. The Company considers credit risk to have a minimal impact on fair value because cash collateral is provided by the Company’s hedging counterparties periodically based on current market exposure and the credit-worthiness of the counterparties.

NOTE 14—DEBT

(In millions)	At December 31,
	2011	2010
United:
Secured
Notes payable, fixed interest rates of 6.64% to 12% (weighted average rate of 8.42% as of December 31, 2011), payable through 2022	$2,044	$2,469
Amended credit facility, LIBOR plus 2.0%, due 2014	1,219	1,237
Notes payable, floating interest rates of LIBOR plus 0.20% to 11.30%, payable through 2019	985	1,165
9.875% senior secured notes and 12% second lien due 2013	650	700
12.75% senior secured notes due 2012	172	173
Unsecured
4.5% senior limited subordination convertible notes due 2021	156	726
6% senior notes due 2031	652	615
8% senior notes due 2026	125	—
5% senior convertible notes due 2021	—	150
Other	17	72

	6,020	7,307

Less: unamortized debt discount	(275)	(281)
Less: current portion of long-term debt—United	(615)	(1,546)

Long-term debt, net—United	$5,130	$5,480

Continental:
Secured
Notes payable, fixed interest rates of 4.75% to 9.25% (weighted average rate of 7.09% as of December 31, 2011), payable through 2022	$3,093	$3,290
Notes payable, floating interest rates of LIBOR plus 0.35% to 5.0%, due 2021	1,171	1,407
6.75% senior secured notes due 2015	800	800
Advance purchases of mileage credits	—	273
Unsecured
6% convertible junior subordinated debentures due 2030	248	248
4.5% convertible notes due 2015	230	230
8.75% note payable due 2011	—	200
Other	—	6

	5,542	6,454
Less: unamortized debt (discount) premium	50	20
Less: current maturities	(571)	(865)

Long-term debt, net—Continental (a)	$5,021	$5,609

UAL Consolidated:
6% senior convertible notes due 2029	345	345

Long-term debt, net—UAL (consolidated)	$10,496	$11,434

(a)	As further described below under “Convertible Debt Securities,” there is a basis difference between UAL and Continental debt values, because we were required to apply different accounting methodologies. The Continental debt presented above does not agree to Continental balance sheet by the amount of this adjustment.

On December 22, 2011, the Company entered into a new $500 million Credit and Guaranty Agreement, dated as of December 22, 2011 (the “Revolving Credit Facility”) with a syndicate of banks, led by Citibank, N.A., as administrative agent. The facility has an expiration date of January 30, 2015 and is secured by take-off and landing slots of United and Continental at Newark Liberty, LaGuardia and Washington Reagan and certain of their other assets. The Revolving Credit Facility requires the Company to maintain at least $3.0 billion of unrestricted liquidity at all times, which includes unrestricted cash, short-term investments and any undrawn amounts under any revolving credit facility and to maintain a minimum ratio of appraised value of collateral to the outstanding obligations under the Revolving Credit Facility of 1.67 to 1.0 at all times. The Revolving Credit Facility includes events of default customary for similar financings. In addition, the Revolving Credit Facility contains cross-default and cross-acceleration provisions pursuant to which a default and/or acceleration of certain other material indebtedness of the Company could result in a default under the Revolving Credit Facility. The commitment capacity of $500 million can be used for any combination of revolving loans and letters of credit. As of December 31, 2011, the Company had all of its commitment capacity available under the Revolving Credit Facility.

As of December 31, 2011, United had cash collateralized $194 million of letters of credit, most of which had previously been issued under the Amended and Restated Revolving Credit, Term Loan and Guaranty Agreement, dated as of February 2, 2007 (the “Amended Credit Facility”). United also had $163 million of performance bonds. Continental had letters of credit and performance bonds relating to various real estate, customs and aircraft financing obligations at December 31, 2011 in the amount of approximately $71 million. Most of the letters of credit have evergreen clauses and are expected to be renewed on an annual basis and the performance bonds have expiration dates through 2015.

The table below presents the Company’s contractual principal payments at December 31, 2011 under then-outstanding long-term debt agreements in each of the next five calendar years (in millions):

	UAL	United	Continental
2012	$1,186	$615	$571
2013	1,857	1,154	703
2014	2,123	1,721	402
2015	1,963	396	1,567
2016	904	411	493
After 2016	3,874	1,723	1,806

	$11,907	$6,020	$5,542

As of December 31, 2011, a substantial portion of UAL’s assets, principally aircraft, spare engines, aircraft spare parts, route authorities and certain other intangible assets, were pledged under various loan and other agreements. As of December 31, 2011, UAL, United and Continental were in compliance with their respective debt covenants. Continued compliance depends on many factors, some of which are beyond the Company’s control, including the overall industry revenue environment and the level of fuel costs.

The Company’s significant financing agreements are summarized below:

Chase Co-Brand Agreement. United and Continental each had significant contracts to sell frequent flyer miles to Chase through their separate co-branded agreements. As a result of the contract modification of these co-brand agreements, Continental’s pre-purchased credit and debit card miles liabilities that had been accounted for as long-term debt were reclassified to advanced purchase of miles as the terms related to the miles have been changed such that the pre-purchased miles no longer meet the definition of debt. As a result, Continental’s long-term debt decreased $210 million and advanced purchase of miles increased $270 million.

In July 2011, UAL sold an additional $165 million of pre-purchased miles to Chase. Continental rolled the remaining balance of the pre-paid miles under its previously existing co-branded agreement into the Co-Brand Agreement when it terminated its debit card co-brand agreement with Chase. UAL has the right, but is not required, to repurchase the pre-purchased miles from Chase during the term of the agreement. The Co-Brand Agreement contains termination penalties that may require United and Continental to make certain payments and repurchase outstanding pre-purchased miles in cases such as the Company’s insolvency, bankruptcy or other material breaches. The Company has recorded these amounts as advanced purchase of miles in the non-current liabilities section of the Company’s condensed consolidated balance sheets.

The obligations of UAL, United, Continental and Mileage Plus Holdings, LLC to Chase under the Co-Brand Agreement are joint and several. Certain of United’s obligations under the Co-Brand Agreement in an amount not more than $850 million are secured by a junior lien in all collateral pledged by United under its Amended Credit Facility. All of Continental’s obligations under the Co-Brand Agreement are secured by a junior lien in all collateral pledged by Continental to secure its 6.75% Senior Secured Notes due 2015. United also provides a first priority lien to Chase on its MileagePlus assets to secure certain of its obligations under the Co-Brand Agreement and its obligations under the new combined credit card processing agreement among Continental, United, Paymentech, LLC and JPMorgan Chase. After Continental’s OnePass Program anticipated termination in 2012, certain of the OnePass Program assets will be added as collateral to such MileagePlus assets.

UAL—Parent Only

6% Senior Convertible Notes. The 6% Senior Convertible Notes due 2029 (the “UAL 6% Senior Convertible Notes”) may be converted by holders into shares of UAL’s common stock at a conversion price of approximately $8.69 per share. UAL does not have the option to pay the conversion price in cash upon a noteholder’s conversion; however, UAL may redeem for cash all or part of the UAL 6% Senior Convertible Notes on or after October 15, 2014. In addition, holders of the UAL 6% Senior Convertible Notes have the right to require UAL to purchase all or a portion of their notes on each of October 15, 2014, October 15, 2019 and October 15, 2024 or if certain changes of control of UAL occur, payable by UAL in cash, shares of UAL common stock or a combination thereof, at UAL’s option.

United

The 4.5% Senior Limited Subordination Convertible Notes due 2021 (the “4.5% Notes”), 5% Senior Convertible Notes due 2021 (the “5% Notes”) and 6% Senior Notes due 2031 (the “6% Senior Notes”), as further described below, were issued by UAL, have been pushed down to United and are reflected as debt of United. The obligations of UAL under each of these notes and the indentures under which these notes were issued are unconditionally guaranteed by United.

4.5% Notes. In June 2011, UAL repurchased at par value approximately $570 million of the $726 million outstanding principal amount of its 4.5% Notes due 2021 with cash after the notes were put to UAL by the noteholders. The 4.5% Notes do not require any additional payment of principal prior to maturity; however, holders of the 4.5% Notes have the option to require UAL to repurchase all or a portion of their notes on June 30, 2016. UAL may elect to pay the repurchase price in cash, shares of UAL common stock or a combination thereof. The 4.5% Notes are junior, in right of payment upon liquidation, to UAL’s obligations under the 6% Senior Notes discussed below. The 4.5% Notes are callable, at UAL’s option, at any time at par, plus accrued and unpaid interest, and can be redeemed with cash, shares of UAL common stock or a combination thereof except that UAL may elect to pay the redemption price in shares of UAL common stock only if the closing price of UAL common stock has not been less than 125% of the conversion price for the 60 consecutive trading days immediately prior to the redemption date.

5% Notes. In the first quarter of 2011, UAL repurchased all of its $150 million face value 5% Notes due in 2021 with cash after substantially all of the notes were put to UAL by the noteholders.

6% Senior Notes. The 6% Senior Notes do not require any payment of principal prior to maturity. Interest is payable semi-annually, in arrears. UAL may pay interest in cash, or, on or prior to December 31, 2011, UAL may pay interest by issuing UAL common stock with a market value as of the close of business immediately preceding the relevant interest payment date equal to the amount of interest due or by issuing additional 6% Senior Notes. The 6% Senior Notes are callable, at UAL’s option, at any time at par, plus accrued and unpaid interest, and can be redeemed with cash, shares of UAL common stock or a combination thereof. Upon a change in control or the occurrence of a “fundamental change” as defined in the indenture governing the 6% Senior Notes, UAL has an obligation to redeem the 6% Senior Notes. In the case of such mandatory redemption, UAL may elect to redeem the notes in cash, shares of UAL common stock or a combination thereof. UAL issued approximately $37 million of 6% Senior Notes during the year ended December 31, 2011 to pay interest in-kind resulting in approximately $652 million of total outstanding amount.

8% Contingent Senior Unsecured Notes PBGC. UAL is obligated under an indenture to issue to the Pension Benefit Guaranty Corporation (“PBGC”) up to $500 million aggregate principal amount of 8% Contingent Senior Unsecured Notes PBGC (“8% Notes”) in up to eight equal tranches of $62.5 million if certain financial triggering events occur (with each tranche issued no later than 45 days following the end of any applicable fiscal year). A triggering event occurs when UAL’s EBITDAR, as defined in the 8% Notes indenture, exceeds $3.5 billion over the prior 12 months ending June 30 or December 31 of any applicable fiscal year. The 12-month measurement periods began with the fiscal year ended December 31, 2009 and will end with the fiscal year ending December 31, 2017. It is the Company’s policy to record an obligation for a tranche at the end of the 12-month measurement period when it is known that a financial triggering event has been met. If any 8% Notes are issued, the Company will not receive any cash. Any 8% Notes issued will result in a charge to earnings equal to the fair value of the 8% Notes required to be issued. The payment of liabilities arising in connection with the 8% Notes will be included as cash flows from operating activities in the Company’s statements of consolidated cash flows. Two tranches of 8% Notes could be issued on the same date if financial triggering events occur on both EBITDAR measurement periods ended June 30 and December 31 of the same year. UAL common stock can be issued in lieu of the 8% Notes only if the issuance of such 8% Notes would cause a default under other outstanding securities.

During 2011, a financial triggering event under the 8% Notes indenture occurred at both June 30, 2011 and December 31, 2011 and, as a result, UAL issued two tranches of $62.5 million of the 8% Notes in January 2012. These tranches will mature June 30, 2026 and December 31, 2026, respectively, with interest accruing from the triggering event measurement date at a rate of 8% per annum that is payable in cash in semi-annual installments starting June 30, 2012. These tranches of 8% Notes will be callable, at UAL’s option, at any time at par, plus accrued and unpaid interest. In 2011, UAL recorded a liability for the fair value of two $62.5 million tranches which totaled $88 million. These charges are integration-related costs classified as special charges because the financial results of UAL, excluding Continental’s results, would not have resulted in a triggering event under the indenture. The amounts recorded are net of discounts applied to the future principal and interest payments using market interest rates for similar structured notes. These are the first two occurrences of UAL’s obligation to issue any tranches of 8% Notes. Upon issuance of the 8% Notes by UAL, they will be pushed down to United and reflected as debt of United as they are guaranteed by United.

United Amended Credit Facility. Prior to December 21, 2011, United’s Amended Credit Facility had been comprised of two separate tranches: (i) a Tranche A consisting of a $255 million revolving commitment available for Tranche A loans and standby letters of credit and (ii) a Tranche B consisting of a term loan which had a balance of $1.219 billion as of December 31, 2011. The Tranche A facility was terminated on December 21, 2011 and the Tranche B term loan matures on February 1, 2014.

Borrowings under the Amended Credit Facility bear interest at a floating rate, which, at United’s option, can be either a base rate or a London Interbank Offered Rate (“LIBOR”) rate, plus an applicable margin of 1.0% in the case of base rate loans and 2.0% in the case of LIBOR loans. The Tranche B term loan requires regularly scheduled semiannual payments of principal equal to $9 million. United may prepay some or all of the Tranche B loans from time to time, at par plus accrued and unpaid interest.

Amended Credit Facility Collateral. United’s obligations under the Amended Credit Facility are unconditionally guaranteed by United Continental Holdings, Inc. and certain of its direct and indirect domestic subsidiaries, other than certain immaterial subsidiaries (the “Guarantors”). As of December 31, 2011, the Amended Credit Facility was secured by certain of United’s international route authorities, international slots, related gate interests and associated rights, aircraft, and spare engines. The international routes include the Pacific (including China and Hong Kong, but excluding Japan) and London Heathrow routes (the “Primary Routes”) that United had as of February 2, 2007.

Amended Credit Facility Covenants. The Amended Credit Facility contains covenants, that among other things, restrict the ability of United and the Guarantors to sell assets, incur additional indebtedness, make investments, pay dividends on or repurchase stock, or merge with other companies. UAL and United must maintain a specified minimum 1.5 to 1.0 ratio of EBITDAR to the sum of the following fixed charges for all applicable periods: (a) cash interest expense and (b) cash aircraft operating rental expense. EBITDAR represents earnings before interest expense net of interest income, income taxes, depreciation, amortization, aircraft rent and certain other cash and non-cash credits and charges as further defined by the Amended Credit Facility. The other adjustments to EBITDAR include items such as foreign currency transaction losses, increases in our deferred revenue obligation, share-based compensation expense, non-recurring or unusual losses, any non-cash non-recurring charge or non-cash restructuring charge, a limited amount of cash restructuring charges, certain cash transaction costs incurred with financing activities and the cumulative effect of a change in accounting principle.

The Amended Credit Facility also requires compliance with the following financial covenants: (i) a minimum unrestricted cash balance (as defined by the Amended Credit Facility) of $1.0 billion at all times, and (ii) a minimum collateral ratio of 150% at any time, or 200% at any time following the release of the Primary Routes having an appraised value in excess of $1 billion in the aggregate, unless the Primary Routes are the only collateral then pledged, in which case a minimum collateral ratio of 150% is required. To date, Primary Routes having an appraised value of $875 million have been released. The minimum collateral ratio is calculated as the market value of collateral to the sum of (a) the aggregate outstanding amount of the loans, plus (b) the termination value of certain interest rate protection and hedging agreements with the Amended Credit Facility lenders and their affiliates.

The Amended Credit Facility includes events of default customary for similar financings. In addition, the Amended Credit Facility contains cross-default and cross-acceleration provisions pursuant to which default and/or acceleration of certain other material indebtedness of the Company could result in a default under the Amended Credit Facility.

Failure to comply with any applicable covenants in effect for any reporting period could result in a default under the Amended Credit Facility unless United obtains a waiver of or amendment of such covenants, or otherwise mitigates or cures, any such default. A default could result in a termination of the Amended Credit Facility.

United Senior Secured Notes. In January 2010, United issued $500 million aggregate principal amount of 9.875% Senior Secured Notes due 2013 (the “United Senior Secured Notes”) and $200 million aggregate principal amount of 12.0% Senior Second Lien Notes due 2013 (the “United Senior Second Lien Notes”) (collectively, the “United Senior Notes”). United may redeem some or all of the United Senior Notes at any time on or after February 1, 2012 at specified redemption prices. If United sells certain of its assets or if it experiences specific kinds of a change in control, United will be required to offer to repurchase the notes. The United Senior Notes are unconditionally guaranteed by UAL and UAL’s subsidiaries that are guarantors or direct obligors under its Amended Credit Facility. The United Senior Notes are secured by United’s route authority to operate between the United States and Japan and beyond Japan to points in other countries, certain airport takeoff and landing slots and airport gate leaseholds utilized in connection with these routes. The indenture for the United Senior Notes includes covenants that, among other things, restrict United’s ability to sell assets, incur additional indebtedness, issue preferred stock, make investments or pay dividends. In addition, the indentures governing the United Senior Notes contain a covenant that requires the Company to maintain a minimum ratio of collateral value to debt obligations, which if not met may result in the acceleration of payments under the United Senior Notes. United may meet this minimum ratio by providing certain non-cash collateral and/or by redeeming, repurchasing or repaying in part the United Senior Notes pursuant to any available optional redemption provisions of the indentures governing the United Senior Notes. In addition, if United fails to maintain a collateral coverage ratio of 1.5 to 1.0 on the United Senior Secured Notes, United must pay additional interest on the United Senior Notes at the rate of 2% per annum until the collateral coverage ratio on the United Senior Secured Notes equals at least 1.5 to 1.0. The indentures governing the United Senior Notes also contain a cross-acceleration provision pursuant to which a default resulting in the acceleration of indebtedness under the Amended Credit Facility would result in a default under such indentures. The indentures for the United Senior Notes also include events of default customary for similar financings.

United EETCs. United has several EETC financings currently outstanding. Generally, the structure of all of these EETC financings consist of pass-through trusts created by United to issue pass-through certificates. The pass-through certificates represent fractional undivided interests in the respective pass-through trusts and are not obligations of United. The proceeds of the issuance of the pass-through certificates are used to purchase equipment notes which are issued by United and secured by United’s aircraft. The payment obligations of United under the equipment notes are fully and unconditionally guaranteed by UAL. In 2009, through two transactions, United created three pass-through trusts that issued a total of approximately $1.5 billion of pass-through certificates. In connection with these transactions, United issued $161 million of equipment notes in 2009 and the remaining amount of equipment notes ($1.308 billion) in 2010. Proceeds received from the sale of pass-through certificates are initially held by a depository in escrow for the benefit of the certificate holders until United issues equipment notes to the trust, which purchases such notes with a portion of the escrowed funds. These escrowed funds are not guaranteed by United and are not reported as debt on United’s consolidated balance sheet because the proceeds held by the depositary are not United’s assets. Approximately $1.1 billion of the 2010 proceeds was used to repay equipment notes related to EETCs that had been issued in prior years and the remaining amount was used for general corporate purposes. See Note 16 for additional information related to the United EETCs.

Continental

6.75% Notes. In August 2010, Continental issued $800 million aggregate principal amount of 6.75% Senior Secured Notes due 2015 (the “6.75% Notes”). Continental may redeem some or all of the Continental Senior Secured Notes at any time on or after September 15, 2012 at specified redemption prices. If Continental sells certain of its assets or if it experiences specific kinds of a change in control, Continental will be required to offer to repurchase the notes. Continental’s obligations under the notes are unconditionally guaranteed by certain of its subsidiaries. The 6.75% Notes and related guarantees are secured by certain of Continental’s U.S.-Asia and U.S.-London Heathrow routes and related assets, all of the outstanding common stock and other assets of the guarantor subsidiaries and substantially all of the other assets of the guarantors, including route authorities and related assets.

The indenture for the 6.75% Notes includes covenants that, among other things, restrict Continental’s ability to sell assets, incur additional indebtedness, issue preferred stock, make investments or pay dividends. In addition, if Continental fails to maintain a collateral coverage ratio of 1.5 to 1.0, Continental must pay additional interest on notes at the rate of 2% per annum until the collateral coverage ratio equals at least 1.5 to 1.0. The indenture for the 6.75% Notes also includes events of default customary for similar financings. In conjunction with the issuance of the notes, Continental repaid a $350 million senior secured term loan credit facility that was due in June 2011.

Continental EETCs Secured by Aircraft. Continental has several EETC financings outstanding, which are similar in structure to the United EETCs described above. In December 2010, Continental created two pass-through trusts, one of which issued approximately $363 million aggregate principal amount Class A pass-through certificates with a stated interest rate of 4.75% and one which issued approximately $64 million aggregate principal amount of Class B pass-through certificates with a stated interest rate of 6.0%. The proceeds of the issuance of the Class A and Class B pass-through trusts, which amounted to approximately $427 million, were used to purchase equipment notes issued by Continental. Of the $427 million in proceeds, $188 million was received in 2010 and the remaining amount was received in 2011. The proceeds were used to fund the acquisition of new aircraft and in the case of the currently owned aircraft, for general corporate purposes. In 2009, through two transactions Continental created three pass-through trusts to issue a total of approximately $1.0 billion of certificates. In connection with these transactions, Continental issued $390 million of equipment notes in 2009 and $644 million of equipment notes in 2010. The proceeds from the issuances were used to finance the acquisition of new aircraft and in the case of the currently owned aircraft, for general corporate purposes. Consistent with the United EETC structure described above, Continental records the debt obligation upon issuance of the equipment notes rather than upon the initial issuance of EETCs. See Note 16 for additional information related to the Continental EETCs.

Continental EETCs Secured by Spare Parts Inventory. Continental has two series of notes totaling $304 million, which bear interest at LIBOR plus a margin that are secured by the majority of its spare parts inventory. In connection with these equipment notes, Continental entered into a collateral maintenance agreement requiring it, among other things, to maintain a loan-to-collateral value ratio of not greater than 45% with respect to the senior series of equipment notes and a loan-to-collateral value ratio of not greater than 75% with respect to both series of notes combined. Continental must also maintain a certain level of rotable components within the spare parts collateral pool. These ratios are calculated semi-annually based on an independent appraisal of the spare parts collateral pool. If any of the collateral ratio requirements are not met, Continental must take action to meet all ratio requirements by adding additional eligible spare parts to the collateral pool, redeeming a portion of the outstanding notes, providing other collateral acceptable to the bond insurance policy provider for the senior series of equipment notes or any combination of the above actions.

Convertible Debt Securities

Following the Merger, UAL, Continental and the trustees for Continental’s 4.5% Convertible Notes due 2015 (the “Continental 4.5% Notes”), 5% Convertible Notes due 2023 (the “Continental 5% Notes”) and 6% Convertible Junior Subordinated Debentures due 2030 (the “6% Convertible Debentures”) entered into supplemental indenture agreements to make Continental’s convertible debt, which was previously convertible into shares of Continental common stock, convertible into shares of UAL common stock. For purposes of the Continental separate-entity reporting, as a result of the Continental debt becoming convertible into the stock of a non-consolidated entity, the embedded conversion options in Continental’s convertible debt are required to be separated and accounted for as though they are free-standing derivatives. As a result, the carrying value of Continental’s debt, net of current maturities, on a separate-entity reporting basis as of December 31, 2011 and December 31, 2010 was $4,957 million and $5,536 million, respectively, which is $64 million and $73 million, respectively, lower than the consolidated UAL carrying values on those dates.

In addition, UAL’s contractual commitment to provide common stock to satisfy Continental’s obligation upon conversion of the debt is an embedded call option on UAL common stock that is also required to be separated and accounted for as though it is a free-standing derivative. The fair value of the indenture derivatives on a separate-entity reporting basis as of December 31, 2011 and December 31, 2010 was an asset of $193 million and $286 million, respectively. The fair value of the embedded conversion options as of December 31, 2011 and December 31, 2010, was a liability of $95 million and $164 million, respectively. The initial contribution of the indenture derivatives to Continental by UAL is accounted for as additional-paid-in-capital in Continental’s separate-entity financial statements. Changes in fair value of both the indenture derivatives and the embedded conversion options subsequent to October 1, 2010 are recognized currently in nonoperating income (expense).

Continental 4.5% Notes. The Continental 4.5% Notes are convertible into UAL common stock at a conversion price of approximately $18.93 per share. Continental does not have the option to pay the conversion price in cash; however, holders of the notes may require Continental to repurchase all or a portion of the notes for cash at par plus any accrued and unpaid interest if certain changes in control of Continental occur.

6% Convertible Junior Subordinated Debentures. In November 2000, Continental Airlines Finance Trust II, a Delaware statutory business trust (the “Trust”) of which Continental owns all the common trust securities, completed a private placement of five million 6% convertible preferred securities, called Term Income Deferrable Equity Securities (the “TIDES”). The TIDES have a liquidation value of $50 per preferred security and are convertible at any time at the option of the holder into shares of UAL common stock at a conversion rate of $57.14 per share of common stock (equivalent to approximately 0.875 of a share of UAL common stock for each preferred security). Distributions on the preferred securities are payable by the Trust at an annual rate of 6% of the liquidation value of $50 per preferred security.

The sole assets of the Trust are 6% Convertible Debentures with an aggregate principal amount of $248 million as of December 31, 2011 issued by Continental and which mature on November 15, 2030. The 6% Convertible Debentures are redeemable by Continental, in whole or in part, on or after November 20, 2003 at designated redemption prices. If Continental redeems the 6% Convertible Debentures, the Trust must redeem the TIDES on a pro rata basis having an aggregate liquidation value equal to the aggregate principal amount of the 6% Convertible Debentures redeemed. Otherwise, the TIDES will be redeemed upon maturity of the 6% Convertible Debentures, unless previously converted.

Taking into consideration Continental’s obligations under (i) the preferred securities guarantee relating to the TIDES, (ii) the indenture relating to the 6% Convertible Debentures to pay all debt and obligations and all costs and expenses of the Trust (other than U.S. withholding taxes) and (iii) the indenture, the declaration of trust relating to the TIDES and the 6% Convertible Debentures, Continental has fully and unconditionally guaranteed payment of (i) the distributions on the TIDES, (ii) the amount payable upon redemption of the TIDES and (iii) the liquidation amount of the TIDES.

Continental Subsidiary Trust. The Trust is a subsidiary of Continental, and the TIDES are mandatorily redeemable preferred securities with a liquidation value of $248 million. The Trust is a variable interest entity (“VIE”) because Continental has a limited ability to make decisions about its activities. However, Continental is not the primary beneficiary of the Trust. Therefore, the Trust and the mandatorily redeemable preferred securities issued by the Trust are not reported in Continental’s balance sheets. Instead, Continental reports its 6% convertible junior subordinated debentures held by the Trust as long-term debt and interest on these debentures is recorded as interest expense for all periods presented in the accompanying financial statements.

NOTE 15—LEASES AND CAPACITY PURCHASE AGREEMENTS

The Company leases aircraft, airport passenger terminal space, aircraft hangars and related maintenance facilities, cargo terminals, other airport facilities, other commercial real estate, office and computer equipment and vehicles.

At December 31, 2011, the Company’s scheduled future minimum lease payments under operating leases having initial or remaining noncancelable lease terms of more than one year, aircraft leases, including aircraft rent under capacity purchase agreements and capital leases (substantially all of which are for aircraft) were as follows (in millions):

	Operating Leases
	UAL (b), (c)	United	Continental (c)
Aircraft Operating Leases
2012	$1,688	$705	$1,000
2013	1,597	647	959
2014	1,518	595	930
2015	1,243	417	828
2016	984	246	738
After 2016	2,391	392	1,999

	$9,421	$3,002	$6,454

Facility and Other Operating Leases
2012	$1,222	$699	$523
2013	998	624	374
2014	919	561	358
2015	795	462	333
2016	723	420	303
After 2016	5,738	2,174	3,564

	$10,395	$4,940	$5,455

Capital Leases (a)
2012	$228	$206	$22
2013	221	197	24
2014	207	183	24
2015	187	164	23
2016	173	150	23
After 2016	836	332	504

Minimum lease payments	$1,852	$1,232	$620

Imputed interest	(799)	(375)	(424)

Present value of minimum lease payments	1,053	857	196
Current portion	(125)	(122)	(3)

Long-term obligations under capital leases	$928	$735	$193

(a)	As of December 31, 2011, United’s aircraft capital lease minimum payments relate to leases of 49 mainline and 38 regional aircraft and Continental’s aircraft capital lease minimum payments relate to nonaircraft assets. United’s and Continental’s imputed interest rate ranges are 3.2% to 20.0% and 5.0% to 8.4%, respectively.
(b)	The operating lease payments presented above include United’s and Continental’s future payments of $13 million and $165 million, respectively, related to nonoperating aircraft as of December 31, 2011. United and Continental have 12 and 25 nonoperating aircraft subject to leases, respectively. United’s regional carrier, Express Jet, subleases aircraft from Continental; UAL operating lease payments exclude payments related to these aircraft.
(c)	For UAL and Continental, the table above does not include projected sublease income of $106 million to be received through 2016 from other operators related to aircraft that are not operated on Continental’s behalf. Continental expects such sublease income to be $25 million, $20 million, $20 million, $20 million and $21 million in each of the next five years, respectively.

Aircraft operating leases have initial terms of one to twenty-six years, with expiration dates ranging from 2012 through 2025. Under the terms of most leases, the Company has the right to purchase the aircraft at the end of the lease term, in some cases at fair market value, and in others, at fair market value or a percentage of cost. The Company has facility operating leases that extend to 2032.

United and Continental are the lessees of real property under long-term operating leases at a number of airports where we are also the guarantor of approximately $270 million and $1.4 billion, respectively, of underlying debt and interest thereon. These leases are typically with municipalities or other governmental entities, which are excluded from the consolidation requirements concerning VIEs. To the extent the Company’s leases and related guarantees are with a separate legal entity other than a governmental entity, the Company is not the primary beneficiary because the lease terms are consistent with market terms at the inception of the lease and the lease does not include a residual value guarantee, fixed-price purchase option, or similar feature as discussed in Note 16.

In October 2009, United amended a capacity agreement with one of its regional carriers. The amendment extended the lease terms on 40 existing aircraft and added 14 new aircraft to the amended agreement. As a result of this amendment, capital lease assets and obligations increased by $250 million.

In January 2009, United amended its lease of the Chicago O’Hare International Airport cargo facility. This amendment resulted in proceeds to United of approximately $160 million in return for United’s agreement to vacate its currently leased cargo facility earlier than the lease expiration date in order for the airport authority to continue with its long-term airport modernization plan. The proceeds were recorded as a deferred credit. This deferred credit, net of $18 million of carrying value of abandoned leasehold interests, will be amortized through 2022.

The table below summarizes the Company’s nonaircraft rent expense, net of minor amounts of sublease rentals, for the years ended December 31, (in millions):

	UAL	United	Continental Successor	Continental Predecessor
2011	$1,265	$666	$599
2010	839	685	154	$452
2009	644	644		578

In addition to nonaircraft rent in the table above and aircraft rent, which is separately presented in the consolidated statements of operations, UAL had aircraft rent related to regional aircraft operating leases, which is included as part of regional capacity purchase expense in UAL’s consolidated statement of operations, of $498 million, $411 million and $443 million for the years ended December 31, 2011, 2010 and 2009, respectively. For the year ended December 31, 2011, UAL’s regional aircraft rent, which is included as part of regional capacity purchase expense, consisted of $395 million and $103 million related to United and Continental, respectively.

In connection with UAL Corporation’s and United’s fresh-start reporting requirements upon their exit from Chapter 11 bankruptcy protection in 2006 and UAL’s and Continental’s acquisition accounting adjustments related to the Merger, lease valuation adjustments for operating leases were initially recorded in the consolidated balance sheet, representing the net present value of the differences between contractual lease rates and the fair market lease rates for similar leased assets at the time. An asset (liability) results when the contractual lease rates are more (less) favorable than market lease terms at the valuation date. The lease valuation adjustment is amortized on a straight-line basis as an increase (decrease) to rent expense over the individual applicable remaining lease terms, resulting in recognition of rent expense as if the Company had entered into the leases at market rates. The related remaining lease terms are one to 13 years for United and one to 14 years for Continental. The lease valuation adjustments are classified within other noncurrent assets and other noncurrent liabilities, respectively, and are as follows as of December 31, (in millions):

	UAL	United	Continental
Gross deferred asset	$263	$263	$—
Less: accumulated amortization	(155)	(155)	—

Net deferred asset balance at December 31, 2010	108	108	—
Less: accumulated amortization	(14)	(14)	—

Net deferred asset balance at December 31, 2011	$94	$94	$—

Gross deferred liability	$(1,433)	$—	$(1,433)
Less: accumulated amortization	59	—	59

Net deferred liability at December 31, 2010	(1,374)	—	(1,374)
Less: accumulated amortization	241	—	241

Net deferred liability at December 31, 2011	$(1,133)	$—	$(1,133)

Regional Capacity Purchase Agreements

The Company has capacity purchase agreements (“CPAs”) with certain regional carriers. We purchase all of the capacity from the flights covered by the CPA at a negotiated price. In exchange for the regional carriers’ operation of the flights and performance of other obligations under the CPAs, we have agreed to pay the regional carrier a pre-determined rate, subject to annual inflation adjustments (capped at 3%), for each block hour flown (the hours from gate departure to gate arrival) and to reimburse the regional carrier for various pass-through expenses (with no margin or mark-up) related to the flights, including aviation insurance, property taxes, international navigation fees, depreciation (primarily aircraft-related), landing fees and certain maintenance expenses. Under the CPAs, we are responsible for the cost of providing fuel for all flights and for paying aircraft rent for all of the aircraft covered by the CPAs. Generally, the CPAs contain incentive bonus and rebate provisions based upon each regional carrier’s operational performance. United’s and Continental’s CPAs are for 291 and 265 regional aircraft, respectively, and the United and Continental CPAs have terms expiring through 2024 and 2021, respectively. Aircraft operated under CPAs include aircraft leased directly from the regional carriers and those leased from third party lessors and operated by the regional carriers.

Our future commitments under our CPAs are dependent on numerous variables, and are therefore difficult to predict. The most important of these variables is the number of scheduled block hours. Although we are not required to purchase a minimum number of block hours under certain of our CPAs, we have set forth below estimates of our future payments under the CPAs based on our assumptions. Continental’s estimates of its future payments under all of the CPAs do not include the portion of the underlying obligation for any aircraft leased to ExpressJet or deemed to be leased from other regional carriers and facility rent that are disclosed as part of aircraft and nonaircraft operating leases. For purposes of calculating these estimates, we have assumed (1) the number of block hours flown is based on our anticipated level of flight activity or at any contractual minimum utilization levels if applicable, (2) that we will reduce the fleet as rapidly as contractually allowed under each CPA, (3) that aircraft utilization, stage length and load factors will remain constant, (4) that each carrier’s operational performance will remain at historic levels and (5) that inflation is projected to be between 1.3% and 3.0% per year. Based on these assumptions as of December 31, 2011, our future payments through the end of the terms of our CPAs are presented in the table below (in millions). These amounts exclude variable pass-through costs such as fuel and landing fees, among others.

	UAL	United	Continental
2012	$1,653	$912	$741
2013	1,568	855	713
2014	1,403	733	670
2015	1,261	645	616
2016	1,022	418	604
After 2016	2,855	1,127	1,728

	$9,762	$4,690	$5,072

It is important to note that the actual amounts we pay to our regional operators under CPAs could differ materially from these estimates. For example, a 10% increase or decrease in scheduled block hours for all of United’s and Continental’s regional operators (whether as a result of changes in average daily utilization or otherwise) in 2012 would result in a corresponding change in cash obligations under the CPAs of approximately $78 million (8.6%) and $72 million (9.7%), respectively.

NOTE 16—VARIABLE INTEREST ENTITIES

Variable interests are contractual, ownership or other monetary interests in an entity that change with fluctuations in the fair value of the entity’s net assets exclusive of variable interests. VIEs can arise from items such as lease agreements, loan arrangements, guarantees or service contracts. An entity is a VIE if (a) the entity lacks sufficient equity or (b) the entity’s equity holders lack power or the obligation and right as equity holders to absorb the entity’s expected losses or to receive its expected residual returns. Therefore, if the equity owners as a group do not have the power to direct the entity’s activities that most significantly impact its economic performance, the entity is a VIE.

If an entity is determined to be a VIE, the entity must be consolidated by the primary beneficiary. The primary beneficiary is the holder of the variable interests that has the power to direct the activities of a VIE that (i) most significantly impact the VIE’s economic performance and (ii) has the obligation to absorb losses of or the right to receive benefits from the VIE that could potentially be significant to the VIE. Therefore, the Company must identify which activities most significantly impact the VIE’s economic performance and determine whether it, or another party, has the power to direct those activities.

The Company’s evaluation of its association with VIEs is described below:

Aircraft Leases. We are the lessee in a number of operating leases covering the majority of our leased aircraft. The lessors are trusts established specifically to purchase, finance and lease aircraft to us. These leasing entities meet the criteria for VIEs. We are generally not the primary beneficiary of the leasing entities if the lease terms are consistent with market terms at the inception of the lease and do not include a residual value guarantee, fixed-price purchase option or similar feature that obligates us to absorb decreases in value or entitles us to participate in increases in the value of the aircraft. This is the case for many of our operating leases; however, leases of approximately 11 United mainline jet aircraft and 73 Continental mainline jet aircraft contain a fixed-price purchase option that allow United and Continental to purchase the aircraft at predetermined prices on specified dates during the lease term. Additionally, leases covering substantially all of Continental’s 256 leased regional jet aircraft contain an option to purchase the aircraft at the end of the lease term at prices that, depending on market conditions, could be below fair value. The Company has not consolidated the related trusts because, even taking into consideration these purchase options, the Company is still not the primary beneficiary. The Company’s maximum exposure under these leases is the remaining lease payments, which are reflected in future lease commitments in Note 15.

Airport Leases. Continental is the lessee of real property under long-term leases at a number of airports where it is also the guarantor of approximately $1.6 billion of underlying debt and interest thereon. These leases are typically with municipalities or other governmental entities, which are excluded from the consolidation requirements concerning VIEs. To the extent Continental’s lease and related guarantee are with a separate legal entity other than a governmental entity, Continental is not the primary beneficiary because the lease terms are consistent with market terms at the inception of the lease and the lease does not include a residual value guarantee, fixed-price purchase option or similar feature as discussed above. The leasing arrangements associated with approximately $1.4 billion of these obligations are accounted for as operating leases, and the leasing arrangements associated with approximately $200 million of these obligations are accounted for as capital leases.

United is the lessee of real property under a long-term lease at Denver International Airport where it is also the guarantor of approximately $270 million of underlying debt and interest (the “Denver Bonds”) thereon. The related lease obligation is accounted for as an operating lease with the associated expense recorded on a straight-line basis resulting in ratable accrual of the final $270 million lease obligation over the expected lease term through 2032. Since the lease is with a governmental organization, it is excluded from the consolidation requirements concerning VIEs.

EETCs. The Company evaluated whether the pass-through trusts formed for its EETC financings, treated as either debt or aircraft operating leases, are VIEs required to be consolidated by the Company under applicable accounting guidance, and determined that the pass-through trusts are VIEs. Based on the Company’s analysis as described below, the Company determined that it does not have a variable interest in the pass-through trusts.

The primary risk of the pass-through trusts is credit risk (i.e. the risk that United or Continental, the issuer of the equipment notes, may be unable to make its principal and interest payments). The primary purpose of the pass-through trust structure is to enhance the credit worthiness of the Company’s debt obligation through certain bankruptcy protection provisions, a liquidity facility (in certain of the EETC structures) and improved loan-to-value ratios for more senior debt classes. These credit enhancements lower the Company’s total borrowing cost. Pass-through trusts are established to receive principal and interest payments on the equipment notes purchased by the pass-through trusts from the Company and remit these proceeds to the pass-through trusts’ certificate holders.

The Company does not invest in or obtain a financial interest in the pass-through trusts. Rather, the Company has an obligation to make its interest and principal payments on their equipment notes held by the pass-through trusts. The Company was not intended to have any voting or non-voting equity interest in the pass-through trusts or to absorb variability from the pass-through trusts. Based on this analysis, the Company determined that it is not required to consolidate the pass-through trusts.

See Note 17 for a discussion of the Company’s fuel consortia and other guarantees.

NOTE 17—COMMITMENTS AND CONTINGENCIES

General Guarantees and Indemnifications. In the normal course of business, the Company enters into numerous real estate leasing and aircraft financing arrangements that have various guarantees included in the contracts. These guarantees are primarily in the form of indemnities under which the Company typically indemnifies the lessors and any tax/financing parties against tort liabilities that arise out of the use, occupancy, operation or maintenance of the leased premises or financed aircraft. Currently, the Company believes that any future payments required under these guarantees or indemnities would be immaterial, as most tort liabilities and related indemnities are covered by insurance (subject to deductibles). Additionally, certain leased premises such as fueling stations or storage facilities include indemnities of such parties for any environmental liability that may arise out of or relate to the use of the leased premises.

Legal and Environmental Contingencies. The Company has certain contingencies resulting from litigation and claims incident to the ordinary course of business. Management believes, after considering a number of factors, including (but not limited to) the information currently available, the views of legal counsel, the nature of contingencies to which the Company is subject and prior experience, that the ultimate disposition of these contingencies will not materially affect the Company’s consolidated financial position or results of operations.

The Company records liabilities for legal and environmental claims when a loss is probable and reasonably estimable. These amounts are recorded based on the Company’s assessments of the likelihood of their eventual disposition.

Commitments. The table below summarizes the Company’s commitments as of December 31, 2011, which primarily relate to the acquisition of aircraft and related spare engines, aircraft improvements and include other commitments primarily to acquire information technology services and assets (in millions):

	UAL	United	Continental
2012	$1,625	$167	$1,458
2013	1,091	79	1,012
2014	1,025	95	930
2015	1,772	373	1,399
2016	1,817	1,137	680
After 2016	5,697	5,697	—

	$13,027	$7,548	$5,479

United Aircraft Commitments

As of December 31, 2011, United had firm commitments to purchase 50 new aircraft (25 Boeing 787 aircraft and 25 Airbus A350XWB aircraft) scheduled for delivery from 2016 through 2019. United also has options to purchase 42 Airbus A319 and A320 aircraft, and purchase rights for 50 Boeing 787 aircraft and 50 Airbus A350XWB aircraft.

United has secured considerable backstop financing commitments from its aircraft and engine manufacturers, subject to certain customary conditions. However, United can provide no assurance that backstop financing, or any other financing not already in place, for aircraft and engine deliveries will be available to United on acceptable terms when necessary or at all.

Continental Aircraft Commitments

As of December 31, 2011, Continental had firm commitments to purchase 82 new aircraft (57 Boeing 737 aircraft and 25 Boeing 787 aircraft) scheduled for delivery from 2012 through 2016. Continental expects to place into service 19 Boeing 737 aircraft, of which two have been delivered prior to the filing of this report, and five Boeing 787 aircraft in 2012. Continental also has options to purchase 89 additional Boeing 737 and 787 aircraft.

Continental does not have backstop financing or any other financing currently in place for the Boeing aircraft on order. Financing will be necessary to satisfy Continental’s capital commitments for its firm order aircraft and other related capital expenditures. Continental can provide no assurance that backstop financing, or any other financing not already in place, for aircraft and engine deliveries will be available to Continental on acceptable terms when necessary or at all.

The Company is currently in discussions with Boeing over potential compensation related to delays in the 787 aircraft deliveries. The Company is not able to estimate the ultimate success, amount of, nature or timing of any potential recoveries from Boeing over such delays.

Credit Card Processing Agreements

United and Continental have agreements with financial institutions that process customer credit card transactions for the sale of air travel and other services. Under certain of United’s and Continental’s credit card processing agreements, the financial institutions either require, or under certain circumstances have the right to require, that United and Continental maintain a reserve equal to a portion of advance ticket sales that have been processed by that financial institution, but for which United and Continental have not yet provided the air transportation.

As of December 31, 2011, United and Continental provided a reserve of $25 million, as required under their combined credit card processing agreement with JPMorgan Chase Bank, N.A. and Paymentech, LLC. Additional reserves may be required under this or other credit card processing agreements of United or Continental if the amount of unrestricted cash, cash equivalents, short-term investments and undrawn amounts under any revolving credit facilities held by United and Continental is less than $3.5 billion as of any calendar month-end measurement date. In addition, in certain circumstances, an increase in the future reserve requirements and the posting of a significant amount of cash collateral as provided by the terms of any or all of United’s and Continental’s material credit card processing agreements could materially reduce the Company’s liquidity.

Guarantees and Off-Balance Sheet Financing

Fuel Consortia. The Company participates in numerous fuel consortia with other air carriers at major airports to reduce the costs of fuel distribution and storage. Interline agreements govern the rights and responsibilities of the consortia members and provide for the allocation of the overall costs to operate the consortia based on usage. The consortium (and in limited cases, the participating carriers) have entered into long-term agreements to lease certain airport fuel storage and distribution facilities that are typically financed through tax-exempt bonds (either special facilities lease revenue bonds or general airport revenue bonds), issued by various local municipalities. In general, each consortium lease agreement requires the consortium to make lease payments in amounts sufficient to pay the maturing principal and interest payments on the bonds. As of December 31, 2011, approximately $1.4 billion principal amount of such bonds were secured by significant fuel facility leases in which UAL participates, as to which UAL and each of the signatory airlines has provided indirect guarantees of the debt. As of December 31, 2011, UAL’s contingent exposure was approximately $271 million principal amount of such bonds based on its recent consortia participation. As of December 31, 2011, United’s and Continental’s contingent exposure related to these bonds, based on its recent consortia participation, was approximately $214 million and $57 million, respectively. The Company’s contingent exposure could increase if the participation of other air carriers decreases. The guarantees will expire when the tax-exempt bonds are paid in full, which ranges from 2011 to 2041. The Company did not record a liability at the time these indirect guarantees were made.

Guarantees. United has guaranteed interest and principal payments on $270 million of the Denver Bonds, which were originally issued in 1992, but were subsequently redeemed and reissued in 2007 and are due in 2032 unless United elects not to extend its equipment and ground lease in which case the bonds are due in 2023. The related lease obligation is accounted for as an operating lease with the associated expense recorded on a straight-line basis resulting in ratable accrual of the final $270 million lease obligation over the expected lease term through 2032, and is included in our lease commitments disclosed in Note 15. Continental has guaranteed approximately $1.6 billion in aggregate principal amount of tax-exempt special facilities revenue bonds and interest thereon, excluding the US Airways contingent liability described below.

Continental is contingently liable for US Airways’ obligations under a lease agreement between US Airways and the Port Authority of New York and New Jersey related to the East End Terminal at LaGuardia (which lease agreement was assigned by US Airways to Delta Air Lines, Inc. (“Delta”)). These obligations include the payment of ground rentals to the Port Authority and the payment of other rentals in respect of the full amounts owed on special facilities revenue bonds issued by the Port Authority having an outstanding par amount of $79 million at December 31, 2011, and a final scheduled maturity in 2015. If both US Airways and Delta default on these obligations, Continental would be obligated to cure the default and would have the right to occupy the terminal after US Airways’ and Delta’s interest in the lease had been terminated.

In the Company’s financing transactions that include loans, the Company typically agrees to reimburse lenders for any reduced returns with respect to the loans due to any change in capital requirements and, in the case of loans in which the interest rate is based on the LIBOR for certain other increased costs that the lenders incur in carrying these loans as a result of any change in law, subject in most cases to certain mitigation obligations of the lenders. At December 31, 2011, UAL had $2.9 billion of floating rate debt (consisting of United’s $2.1 billion and Continental’s $820 million of debt) and $405 million of fixed rate debt (consisting of United’s $205 million and Continental’s $200 million of debt), with remaining terms of up to ten years, that are subject to these increased cost provisions. In several financing transactions involving loans or leases from non-U.S. entities, with remaining terms of up to ten years and an aggregate balance of $3.3 billion (consisting of United’s $2.3 billion and Continental’s $964 million balance), the Company bears the risk of any change in tax laws that would subject loan or lease payments thereunder to non-U.S. entities to withholding taxes, subject to customary exclusions.

Houston Bush Terminal B Redevelopment Project. In May 2011, UAL, in partnership with the Houston Airport System, announced that it would begin construction of the first phase of a three-phase $1 billion terminal improvement project for Terminal B at George Bush Intercontinental Airport (“Houston Bush”) by the end of 2011. In November 2011, the City of Houston issued approximately $113 million of special facilities revenue bonds to finance the construction of a new south concourse at Houston Bush dedicated to the Company’s regional jet operations. The bonds are guaranteed by Continental and are payable from certain rentals paid by Continental under a special facilities lease agreement with the City of Houston. UAL’s initial commitment is to construct the first phase of the currently anticipated three-phase project. UAL’s cost of construction of phase one of the project is currently estimated to be approximately $100 million and is funded by special facilities revenue bonds. Construction of the remaining phases of the project will be based on demand over the next 7 to 10 years, with phase one currently expected to be completed in late 2013.

Based on a qualitative assessment of the Houston Bush Terminal B Redevelopment Project due to the fact that Continental is guaranteeing the special facilities revenue bonds and the requirement that UAL or one of its subsidiaries fund cost overruns with no stated limits, the Company being considered the owner of the property during the construction period for accounting purposes. As a result, the construction project is being treated as a financing transaction such that the property and related financing will be included on UAL’s consolidated balance sheet as an asset under operating property and equipment and an obligation under long-term liabilities.

Labor Negotiations. As of December 31, 2011, UAL and its subsidiaries had approximately 87,000 active employees, of whom approximately 72% are represented by various U.S. labor organizations. United and Continental had approximately 82% and 61%, respectively, of their active employees represented by various U.S. labor organizations. We are in the process of negotiating amended collective bargaining agreements with our employee groups.

NOTE 18—STATEMENT OF CONSOLIDATED CASH FLOWS—SUPPLEMENTAL DISCLOSURES

Supplemental disclosures of cash flow information and non-cash investing and financing activities for the years ended December 31, are as follows (in millions):

	UAL	United	Continental Successor	Continental Predecessor
2011
Cash paid during the period for:
Interest (net of amounts capitalized)	$855	$495	$360
Income taxes	10	2	—
Non-cash transactions:
Property and equipment acquired through issuance of debt	$130	$—	$130
8% Contingent Senior Unsecured Notes, net of discount	88	88	—
Interest paid in kind on UAL 6% Senior Notes	37	37	—

2010
Cash paid (refunded) during the period for:
Interest (net of amounts capitalized)	$600	$489	$111	$210
Income taxes	(16)	(16)	—	1
Non-cash transactions:
Redemption of Continental’s 5% Convertible Notes with UAL common stock	$175	$—	$175	$—
Property and equipment acquired through issuance of debt and capital leases	98	—	98	465
Restricted cash collateral returned on derivative contracts	(45)	(45)	—	—
Interest paid in kind on UAL 6% Senior Notes	35	35	—	—

2009
Cash paid (refunded) during the period for:
Interest (net of amounts capitalized)	$411	$411		$326
Income taxes	(11)	(11)		1
Non-cash transactions:
Property and equipment acquired through issuance of debt and capital leases	$183	$183		$402
Capital lease assets and obligations recorded due to lease amendment	250	250		—
Restricted cash received as collateral on derivative contracts	49	49		—
Interest paid in kind on UAL 6% Senior Notes	33	33		—
Current operating payables reclassified to long-term debt due to supplier agreement	49	49		—

NOTE 19—ADVANCED PURCHASE OF MILES

United and Continental each had significant contracts to sell frequent flyer miles to Chase through their separate co-branded agreements. As a result of the 2011 contract modification of these co-brand agreements, Continental’s pre-purchased credit and debit card miles liabilities that had been accounted for as long-term debt were reclassified to advanced purchase of miles as the terms related to the miles have been changed such that the pre-purchased miles no longer meet the definition of debt. As a result, in 2011 Continental’s long-term debt decreased $210 million, advanced purchase of miles increased $270 million and other assets increased $60 million.

In July 2011, UAL sold an additional $165 million of pre-purchased miles to Chase. Continental rolled the remaining balance of the pre-paid miles under its previously existing co-branded agreement into the Co-Brand Agreement when it terminated its debit card co-brand agreement with Chase. UAL has the right, but is not required, to repurchase the pre-purchased miles from Chase during the term of the agreement. The Co-Brand Agreement contains termination penalties that may require United and Continental to make certain payments and repurchase outstanding pre-purchased miles in cases such as the Company’s insolvency, bankruptcy or other material breaches. The Company has recorded these amounts as advanced purchase of miles in the non-current liabilities section of the Company’s consolidated balance sheets.

The obligations of UAL, United, Continental and Mileage Plus Holdings, LLC to Chase under the Co-Brand Agreement are joint and several. Certain of United’s obligations under the Co-Brand Agreement in an amount not more than $850 million are secured by a junior lien in all collateral pledged by United under its Amended Credit Facility. All of Continental’s obligations under the Co-Brand Agreement are secured by a junior lien in all collateral pledged by Continental to secure its 6.75% Notes due 2015. United also provides a first priority lien to Chase on its MileagePlus assets to secure certain of its obligations under the Co-Brand Agreement and its obligations under the new combined credit card processing agreement among Continental, United, Paymentech, LLC and JPMorgan Chase. After Continental’s OnePass Program anticipated termination in 2012, certain of the OnePass Program assets will be added as collateral to the Co-Brand Agreement.

NOTE 20—RELATED PARTY TRANSACTIONS

United and Continental

United and Continental participate in extensive code sharing, frequent flyer reciprocity and other cooperative activities. The other cooperative activities are considered normal to the daily operations of both airlines. As a result of these other cooperative activities, Continental paid United $312 million and United paid Continental $147 million during the year ended December 31, 2011. These payments do not include interline billings, which are common among airlines for transportation-related services. The Company accounts for other related party transactions between United and Continental similar to the way it treats other similar business transactions with other airlines. Most of these transactions are routinely settled through the interline clearing house, which is customarily used in the monthly settlement of such items. The settlement of other cooperative non-transport type of transactions is typically performed on a quarterly basis, with direct settlement between United and Continental. There were no material intercompany receivables or payables between United and Continental as of December 31, 2011.

The Company received a single operating certificate from the Federal Aviation Administration in 2011, and has significant additional key integration initiatives planned for early 2012 including as described below.

In 2011, the Company also announced that MileagePlus will be the loyalty program for the Company beginning in 2012. Continental’s loyalty program is expected to end in the first quarter 2012 at which point United will automatically enroll OnePass members in MileagePlus and deposit into those MileagePlus accounts award miles equal to their OnePass award miles balance. At the time of the transition to a single loyalty program, the related frequent flyer deferred revenue and advance purchase of miles liabilities for Continental’s OnePass program will be transferred to United. No gain or loss is expected from the transaction as the liabilities are expected to be transferred at their respective net book values.

As part of the integration, the Company plans to move to a single passenger service system in early 2012. In conjunction with a single passenger service system, all tickets sold after implementation of the system will be using the United ticket stock. As a result, the air traffic liability of Continental will diminish as remaining tickets sold by Continental are used or refunded, and United advanced ticket sales liability will increase accordingly. Revenue will continue to be recorded by the carrier that is operating the flight.

The Company also plans to merge Continental and United into one legal entity. Once this legal Merger occurs, the financial statements of United and Continental will be combined for all periods presented from the date of the Merger at their historical cost, and there will no longer be a requirement to separately report the historical financial statements of Continental.

United

During 2009, UAL contributed cash of $559 million to United consisting of the net proceeds that UAL generated from UAL equity and debt issuances in 2009.

See Note 14 for additional information regarding Continental’s debt that is convertible into shares of UAL common stock.

NOTE 21—MERGER AND INTEGRATION-RELATED COSTS AND SPECIAL ITEMS

Special Revenue Item. As discussed in Note 2, during the second quarter of 2011, the Company modified the previously existing United and Continental co-branded credit card agreements with Chase as a result of the Merger. This modification resulted in the following one-time adjustment to decrease frequent flyer deferred revenue and increase special revenue in accordance with ASU 2009-13 for the year ended December 31, 2011 as follows (in millions):

	UAL	United	Continental
Special revenue item	$107	$88	$19

For the years ended December 31, integration and Merger-related costs and special items consisted of the following (in millions):

2011	UAL	United	Continental Successor	Continental Predecessor
Integration-related costs	$517	$360	$157
Termination of maintenance service contract	58	58	—
Aircraft-related gains, net	(6)	—	(6)
Intangible asset impairment	4	—	4
Other	19	15	4

Total	$592	$433	$159

2010	UAL	United	Continental Successor	Continental Predecessor
Merger costs:
Merger-related costs	$144	$114	$30	$10
Salary and severance-related	249	111	138	—
Integration-related costs	171	138	33	19

	564	363	201	29
Aircraft impairments	136	136	—	6
Goodwill impairment credit	(64)	(64)	—	—
Intangible asset impairment	29	29	—	—
Other	4	4	—	12

Total	$669	$468	$201	$47

2009	UAL	United	Continental Successor	Continental Predecessor
Intangible asset impairments	$150	$150		$12
Aircraft impairments	93	93		89
Pension settlement charges (Note 9)	—	—		29
Municipal bond litigation	27	27		—
Lease termination and other	104	104		15

Total	$374	$374		$145

UAL, United and Continental

Integration-related costs

Integration-related costs include costs to terminate certain service contracts that will not be used by the Company, costs to write-off system assets that are no longer used or planned to be used by the Company, payments to third-party consultants to assist with integration planning and organization design, severance related costs primarily associated with administrative headcount reductions, relocation and training, and compensation costs related to the systems integration. In addition, during 2011, UAL became obligated under the 8% Notes indenture to issue to the PBGC $125 million aggregate principal amount of 8% Notes, which UAL issued in January 2012. UAL recorded a liability for the fair value of the obligation of approximately $88 million, as described above in Note 14. This is being classified as an integration-related cost since the financial results of UAL, excluding Continental’s results, would not have resulted in a triggering event under the 8% Notes indenture.

Merger-related costs

Merger-related costs include charges related to the planning and execution of the Merger, including costs for items such as financial advisor, legal and other advisory fees. Salary and severance related costs are primarily associated with administrative headcount reductions and compensation costs related to the Merger. Integration-related costs include costs to terminate certain service contracts that will not be used by the Company, costs to write-off duplicate system assets that are no longer used or planned to be used by the Company, and third-party consultant fees to assist with integration planning and organization design. See Note 1 for additional information related to Merger-related costs.

Intangible asset impairments

During 2011, Continental recorded impairment charges of $4 million on certain intangible assets related to foreign take-off and landing slots to reflect the estimated fair value of these assets as part of its annual impairment test of indefinite-lived intangible assets.

During 2010, the U.S. and Brazilian governments reached an open skies aviation agreement that removed the restriction on the number of flights into Sao Paulo by October 2015. As a result of these changes, United recorded a $29 million non-cash charge to write-down its indefinite-lived route asset in Brazil. In 2009, United recorded $150 million impairment of its tradename, which was primarily due to a significant decrease in expected future cash flows due to poor economic conditions. These impairments were based on estimated fair values, which were primarily developed using income methodologies, as described in Note 12.

Other

During 2011, both United and Continental adjusted their reserves for certain legal matters.

UAL and United

Aircraft impairments

The aircraft impairments summarized in the table above for 2010 and 2009 relate to United’s nonoperating Boeing 737 and Boeing 747 aircraft which declined in value, as older, less fuel efficient models became less valuable with increasing fuel costs. The carrying values of these nonoperating aircraft were reduced to estimated fair values. During the first quarter of 2010, the Company also estimated that certain of its aircraft-related assets were fully impaired resulting in a charge of $16 million. See Note 12 for additional information related to the use of fair values in impairment testing.

Goodwill impairment credit

During 2010, UAL determined that it overstated its deferred tax liabilities by approximately $64 million when it applied fresh start accounting upon its exit from Chapter 11 bankruptcy protection in 2006. Under applicable standards in 2008, this error would have been corrected with a decrease to goodwill, which would have resulted in a decrease in the amount of UAL’s 2008 goodwill impairment charge. Therefore, UAL corrected this overstatement in the fourth quarter of 2010 by reducing its deferred tax liabilities and recorded it as goodwill impairment credit in its consolidated statement of operations. The adjustment was not made to prior periods as UAL does not believe the correction is material to the current or any prior period. As the goodwill from fresh start accounting was pushed down to United, the above disclosure also applies to United.

Municipal bond litigation

United’s other charges in 2009 included a $27 million expense related to a bankruptcy matter that was finalized in 2009 as the final settlement was greater than United’s estimated obligation.

Termination charges

During 2011, United recorded $58 million of charges related to the early termination of a maintenance service contract. During 2009, United incurred $104 million primarily for aircraft lease termination charges related to its operational plans to significantly reduce its operating fleet.

UAL and Continental

Aircraft-related gains, net

During 2011, Continental recorded net gains of $6 million related to gains and losses on the disposal of aircraft and related spare parts.

Continental Predecessor

2010

During 2010, Continental Predecessor incurred aircraft-related charges of $6 million for the sale of two Boeing 737-500 aircraft and other special charges of $12 million which primarily related to an increase in Continental’s reserve for unused facilities due to a reduction in expected sublease income for a maintenance hangar in Denver.

2009

For the year ended December 31, 2009, Continental recorded a $31 million impairment charge on the Boeing 737-300 and 737-500 fleets related to its decision in June 2008 to retire all of its Boeing 737-300 aircraft and a significant portion of their Boeing 737-500 aircraft by early 2010. Continental recorded an initial impairment charge in 2008 for each of these fleet types. The additional write-down in 2009 reflects the further reduction in the fair value of these fleet types in the current economic environment. In both periods, Continental determined that indicators of impairment were present for these fleets. Fleet assets include owned aircraft, improvements on leased aircraft, rotable spare parts, spare engines, and simulators. Based on the evaluations, Continental determined that the carrying amounts of these fleets were impaired and wrote them down to their estimated fair value. Continental estimated the fair values based on current market quotes and their expected proceeds from the sale of the assets.

In addition, Continental recorded $39 million of other charges for its mainline fleet, primarily related to the grounding and sale of Boeing 737-300 and 737-500 aircraft and the write-off of certain obsolete spare parts. The 737-300 and 737-500 aircraft fleets and spare parts experienced further declines in fair values during the fourth quarter of 2009 primarily as the result of additional 737 aircraft being grounded by other airlines. During 2009, Continental sold eight 737-500 aircraft to foreign buyers. Its gain on these sales was not material.

In December 2009, Continental agreed with ExpressJet to amend their capacity purchase agreement to permit ExpressJet to fly eight ERJ-145 aircraft for another carrier. These eight aircraft are subleased from Continental and were previously flown for them under capacity purchase agreements. Continental also recorded a $13 million charge based on the difference between the sublease rental and the contracted rental payments on those aircraft during the two and one-half year average initial term of the related sublease agreement.

In July 2009, Continental entered into agreements to sublease five temporarily grounded ERJ-135 aircraft to Chautauqua beginning in the third quarter of 2009. These aircraft are not operated for Continental. The subleases have terms of five years, but may be canceled by the lessee under certain conditions after an initial term of two years. Continental recorded a $6 million charge for the difference between the sublease rental income and the contracted rental payments on those aircraft during the initial term of the agreement. Continental has also temporarily grounded 25 leased 37-seat ERJ-135 aircraft and has subleased five others for terms of five years. The leases on these 30 ERJ-135 aircraft expire in 2016 through 2018.

In 2009, Continental recorded a $12 million non-cash charge to write off intangible route assets related to certain Mexican and Central American locations as a result of its annual impairment analysis. Continental determined that these routes had no fair value since they are subject to open skies agreements and there are no other barriers to flying to these locations.

Other special charges in 2009 related primarily to an adjustment to Continental Predecessor’s reserve for unused facilities due to reductions in expected sublease income for a maintenance hangar in Denver.

Accrual Activity

Activity related to the accruals for severance and medical costs and future lease payments on permanently grounded aircraft and unused facilities is as follows (in millions):

	Severance/ Medical Costs	Permanently Grounded Aircraft	Unused Facilities
UAL
Balance at December 31, 2008	$81	$16	$—
Accrual	33	87	—
Payments	(69)	(20)	—

Balance at December 31, 2009	45	83	—
Liability assumed due to Merger, October 1, 2010	3	—	33
Accrual	155	(3)	—
Payments	(101)	(39)	(26)

Balance at December 31, 2010	102	41	7
Accrual	21	5	—
Payments	(68)	(15)	(3)

Balance at December 31, 2011	$55	$31	$4

United (a)
Balance at December 31, 2009	$45	$83	$—
Accrual	74	(3)	—
Payments	(77)	(39)	—

Balance at December 31, 2010	42	41	—
Accrual	28	5	—
Payments	(42)	(15)	—

Balance at December 31, 2011	$28	$31	$—

	Severance/Medical Costs	Permanently Grounded Aircraft	Unused Facilities
Continental
Balance at December 31, 2008	$28	$10	$20
Accrual	5	1	10
Payments	(19)	(9)	(4)

Balance at December 31, 2009	14	2	26
Accrual (b)	84	(1)	9
Payments (b)	(38)	(1)	(28)

Balance at December 31, 2010	60	—	7
Accrual	(7)	—	—
Payments	(26)	—	(3)

Balance at December 31, 2011	$27	$—	$4

(a)	United amounts for 2009 are the same as the UAL amounts disclosed above.
(b)	Continental accrual and payment amounts for 2010 represent both Predecessor and Successor periods. Total accrual and payments in the Predecessor period were $11 million and $17 million, respectively. Total accrual and payments in the Successor period were $81 million and $50 million, respectively.

The Company’s accrual and payment activity in 2011 is primarily related to severance and other compensation expense associated with the Merger. The expected total salary-related expense is reflected in the 2011 accrual and is expected to be paid by 2012. The UAL and United accrual activity in 2009 primarily relates to the UAL and United operational plans that included a fleet retirement of 100 aircraft and headcount reduction to match the decrease in operations. Substantially all of the expense associated with these plans was expensed and paid in 2009, except for minor amounts of healthcare coverage to separated employees and future rent on permanently grounded aircraft.

Due to extreme fuel price volatility, tight credit markets, the uncertain economic environment, as well as other uncertainties, the Company can provide no assurance that a material impairment charge will not occur in a future period. The Company will continue to monitor circumstances and events in future periods to determine whether additional asset impairment testing is warranted.

NOTE 22—SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

UAL	Quarter Ended
(In millions, except per share amounts)	March 31	June 30	September 30	December 31
2011
Operating revenue	$8,202	$9,809	$10,171	$8,928
Income from operations	34	808	935	45
Net income (loss)	(213)	538	653	(138)
Basic earnings (loss) per share	(0.65)	1.63	1.97	(0.42)
Diluted earnings (loss) per share	(0.65)	1.39	1.69	(0.42)

2010
Operating revenue	$4,260	$5,184	$5,417	$8,464
Income (loss) from operations	76	441	541	(82)
Net income (loss)	(82)	273	387	(325)
Basic earnings (loss) per share	(0.49)	1.62	2.30	(1.01)
Diluted earnings (loss) per share	(0.49)	1.29	1.75	(1.01)

UAL’s quarterly financial data is subject to seasonal fluctuations and historically its second and third quarter financial results, which reflect higher travel demand, are better than its first and fourth quarter financial results. UAL’s quarterly results were impacted by the following significant items (in millions):

	Quarter Ended
	March 31	June 30	September 30	December 31
2011
Operating earnings:
Revenue—Co-brand Agreement modification (Note 2(c))	$—	$107	$—	$—
Integration-related costs	79	145	123	170
Termination of maintenance service contract	—	—	—	58
Aircraft-related charges (gains), net	(2)	1	(3)	(2)
Intangible asset impairment	—	—	—	4
Other special items	—	—	—	19

Total integration-related costs and special items	$77	$146	$120	$249

Total special items, net in operating income	$77	$39	$120	$249

2010
Operating earnings:
Merger-related costs	$—	$28	$44	$493
Asset impairments	17	73	22	53
Other special items	1	5	(3)	—
Goodwill impairment credit	—	—	—	(64)

Total Merger-related costs and special charges in operating income (loss)	$18	$106	$63	$482

Non-cash fuel hedge mark-to-market (gains) losses	$(31)	$37	$12	$14

See Note 21 for further discussion of these items.